                                                                      EXHIBIT 99

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         AT DECEMBER 31, 2003 AND 2002

                                                                 (IN MILLIONS,
                                                              EXCEPT SHARE DATA)
                                                                2003       2002
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash investments.................................  $   795    $ 1,067
  Receivables...............................................    1,674      1,546
  Inventories...............................................    1,019      1,056
  Prepaid expenses and other................................      316        281
                                                              -------    -------
     Total current assets...................................    3,804      3,950
Property and equipment, net.................................    2,339      2,315
Goodwill....................................................    4,491      4,297
Other intangible assets, net................................      344        354
Other assets................................................    1,171      1,134
                                                              -------    -------
     Total Assets...........................................  $12,149    $12,050
                                                              =======    =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $   334    $   321
  Accounts payable..........................................      715        541
  Accrued liabilities.......................................    1,050      1,070
                                                              -------    -------
     Total current liabilities..............................    2,099      1,932
Long-term debt..............................................    3,848      4,316
Deferred income taxes and other.............................      746        508
                                                              -------    -------
     Total Liabilities......................................    6,693      6,756
                                                              -------    -------
Commitments and contingencies
SHAREHOLDERS' EQUITY:
  Preferred shares authorized: 1,000,000; issued: 20,000....       --         --
  Common shares authorized: 1,400,000,000; issued:
     2003 -- 458,380,000; 2002 -- 488,890,000...............      458        489
  Paid-in capital...........................................    1,443      2,207
  Retained earnings.........................................    3,299      2,784
  Accumulated other comprehensive income (loss).............      421        (22)
  Less: Restricted stock awards.............................     (165)      (164)
                                                              -------    -------
     Total Shareholders' Equity.............................    5,456      5,294
                                                              -------    -------
     Total Liabilities and Shareholders' Equity.............  $12,149    $12,050
                                                              =======    =======

                See notes to consolidated financial statements.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF INCOME -- SEE NOTE B
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                (IN MILLIONS, EXCEPT
                                                                   PER SHARE DATA)
                                                               2003      2002     2001
                                                              -------   ------   ------
Net sales...................................................  $10,571   $8,831   $7,705
Cost of sales...............................................    7,330    6,040    5,377
                                                              -------   ------   ------
       Gross profit.........................................    3,241    2,791    2,328
Selling, general and administrative expenses................    1,776    1,393    1,230
(Income) from planned disposition of a business.............       --      (16)      --
(Income) charge for litigation settlement, net..............      (72)     147       --
Goodwill impairment charge..................................       53       --       --
Amortization of goodwill....................................       --       --       87
                                                              -------   ------   ------
       Operating profit.....................................    1,484    1,267    1,011
                                                              -------   ------   ------
Other income (expense), net:
  Impairment charge for:
     Securities of Furnishings International Inc. ..........       --       --     (460)
     Investments............................................      (19)     (24)     (70)
  Other, net................................................       76      (42)      34
  Interest expense..........................................     (261)    (235)    (237)
                                                              -------   ------   ------
                                                                 (204)    (301)    (733)
                                                              -------   ------   ------
       Income from continuing operations before income taxes
        and minority interest...............................    1,280      966      278
Income taxes................................................      477      327       95
                                                              -------   ------   ------
       Income from continuing operations before minority
        interest............................................      803      639      183
Minority interest...........................................       13       --       --
                                                              -------   ------   ------
       Income from continuing operations....................      790      639      183
Income from discontinued operations and gain, net of income
  taxes.....................................................       16       43       16
Cumulative effect of accounting change, net.................       --      (92)      --
                                                              -------   ------   ------
       Net income...........................................  $   806   $  590   $  199
                                                              =======   ======   ======
Earnings per common share:
  Basic:
     Income from continuing operations......................  $  1.65   $ 1.32   $  .40
     Income from discontinued operations and gain, net of
      income taxes..........................................      .03      .09      .03
     Cumulative effect of accounting change, net............       --     (.19)      --
                                                              -------   ------   ------
     Net income.............................................  $  1.68   $ 1.22   $  .43
                                                              =======   ======   ======
  Diluted:
     Income from continuing operations......................  $  1.61   $ 1.24   $  .39
     Income from discontinued operations and gain, net of
      income taxes..........................................      .03      .08      .03
     Cumulative effect of accounting change, net............       --     (.18)      --
                                                              -------   ------   ------
     Net income.............................................  $  1.64   $ 1.15   $  .42
                                                              =======   ======   ======

                See notes to consolidated financial statements.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                     (IN MILLIONS)
                                                               2003      2002      2001
                                                              -------   -------   -------
CASH FLOWS FROM (FOR):
OPERATING ACTIVITIES:
  Net income................................................  $   806   $   590   $   199
  Depreciation and amortization.............................      244       220       269
  Interest on pay-in-kind notes receivable..................       --        --       (29)
  Deferred income taxes.....................................      179        64       (95)
  Gain on disposition of businesses, net....................      (89)       --        --
  Loss on early retirement of debt..........................        7        --        --
  (Gain) loss on disposition of investments, net............      (40)       53       (17)
  European charges..........................................       54        --        --
  Cumulative effect of accounting change, net...............       --        92        --
  Litigation settlement, net................................      (72)      147        --
  Impairment charges:
     Securities of Furnishings International Inc. ..........       --        --       460
     Investments............................................       19        24        70
     Goodwill...............................................      142        --        --
  Other non-cash items, net.................................      135        47        72
  Increase in receivables...................................     (126)      (99)      (87)
  Decrease in inventories...................................       39        11        48
  Increase in accounts payable and accrued liabilities,
     net....................................................      123        76        77
                                                              -------   -------   -------
       Net cash from operating activities...................    1,421     1,225       967
                                                              -------   -------   -------
FINANCING ACTIVITIES:
  Increase in principally bank debt.........................       46       375       474
     Payment of principally bank debt.......................     (135)   (1,179)   (2,235)
  Retirement of notes.......................................     (452)       --       (87)
  Purchase of Company common stock for:
     Retirement.............................................     (779)     (166)      (67)
     Long-term stock incentive award plan...................      (48)      (31)      (49)
  Issuance of Company common stock..........................       37       598        --
  Issuance of notes, net....................................       --     1,438     2,050
  Cash dividends paid.......................................     (286)     (268)     (244)
                                                              -------   -------   -------
       Net cash (for) from financing activities.............   (1,617)      767      (158)
                                                              -------   -------   -------
INVESTING ACTIVITIES:
  Acquisition of businesses, net of cash acquired...........     (239)     (736)     (589)
  Capital expenditures......................................     (271)     (285)     (274)
  Purchases of marketable securities........................     (377)     (582)     (425)
  Proceeds from disposition of:
     Marketable securities..................................      421       306       422
     Businesses, net of cash disposed.......................      284        21       232
     Equity investment......................................       75        --        --
  Proceeds (purchases) of other investments, net............       11       (51)      (30)
  Decrease (increase) in long-term notes receivable, net....       19       (22)        8
  Other, net................................................      (51)       53       (11)
                                                              -------   -------   -------
       Net cash (for) investing activities..................     (128)   (1,296)     (667)
                                                              -------   -------   -------
Effect of exchange rates on cash and cash investments.......       52        59         1
                                                              -------   -------   -------
(DECREASE) INCREASE FOR THE YEAR............................     (272)      755       143
Balance at January 1........................................    1,067       312       169
                                                              -------   -------   -------
Balance at December 31......................................  $   795   $ 1,067   $   312
                                                              =======   =======   =======

                See notes to consolidated financial statements.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                    PREFERRED   COMMON                          ACCUMULATED
                                                     SHARES     SHARES                             OTHER       RESTRICTED
                                                     ($1 PAR    ($1 PAR   PAID-IN   RETAINED   COMPREHENSIVE     STOCK
                                           TOTAL     VALUE)     VALUE)    CAPITAL   EARNINGS   INCOME (LOSS)     AWARDS
                                           ------   ---------   -------   -------   --------   -------------   ----------
BALANCE, JANUARY 1, 2001.................  $3,286     $  --      $445     $  631     $2,520        $(170)        $(140)
Net income...............................     199                                       199
Cumulative translation adjustments.......     (46)                                                   (46)
Unrealized gain on marketable securities,
  net of income tax of $16...............      27                                                     27
                                           ------
  Total comprehensive income.............     180
Shares issued............................     816                  17        799
Shares repurchased.......................     (67)                 (3)       (64)
Cash dividends declared..................    (250)                                     (250)
Stock-based compensation.................      (7)                            15                                   (22)
                                           ------     -----      ----     ------     ------        -----         -----
BALANCE, DECEMBER 31, 2001...............   3,958        --       459      1,381      2,469         (189)         (162)
Net income...............................     590                                       590
Cumulative translation adjustments.......     239                                                    239
Unrealized loss on marketable securities,
  net of income tax credit of $9.........     (14)                                                   (14)
Minimum pension liability, net of income
  tax credit of $34......................     (58)                                                   (58)
                                           ------
  Total comprehensive income.............     757
Shares issued............................   1,016                  38        978
Shares repurchased.......................    (166)                 (8)      (158)
Cash dividends declared..................    (275)                                     (275)
Stock-based compensation.................       4                              6                                    (2)
                                           ------     -----      ----     ------     ------        -----         -----
BALANCE, DECEMBER 31, 2002...............   5,294        --       489      2,207      2,784          (22)         (164)
Net income...............................     806                                       806
Cumulative translation adjustments.......     393                                                    393
Unrealized gain on marketable securities,
  net of income tax of $31...............      53                                                     53
Minimum pension liability, net of income
  tax credit of $1.......................      (3)                                                    (3)
                                           ------
  Total comprehensive income.............   1,249
Shares issued............................      64                   5         59
Shares repurchased.......................    (779)                (35)      (744)
Settlement of stock-price guarantees.....     (67)                           (67)
Cash dividends declared..................    (291)                                     (291)
Stock-based compensation.................     (14)                 (1)       (12)                                   (1)
                                           ------     -----      ----     ------     ------        -----         -----
BALANCE, DECEMBER 31, 2003...............  $5,456     $  --      $458     $1,443     $3,299        $ 421         $(165)
                                           ======     =====      ====     ======     ======        =====         =====

                See notes to consolidated financial statements.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of Masco Corporation and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Corporations that are 20 to 50 percent owned are accounted for using the equity method of accounting. Corporations that are less than 20 percent owned are accounted for using the cost method of accounting unless the Company exercises significant influence over the investee.

     Use of Estimates and Assumptions in the Preparation of Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates and assumptions.

     Revenue Recognition. The Company recognizes revenue as title to products is transferred to customers or services are rendered, net of applicable provisions for discounts, returns and allowances. The Company generally recognizes customer program costs, including cooperative advertising and customer incentives, as a reduction to net sales. Amounts billed for shipping and handling are included in net sales, while costs incurred for shipping and handling are included in cost of sales.

     Foreign Currency. The financial statements of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates in effect during the year. The resulting cumulative translation adjustments have been recorded in other comprehensive income. Realized foreign currency transaction gains and losses are included in the consolidated statements of income.

     Cash and Cash Investments. The Company considers all highly liquid investments with an initial maturity of three months or less to be cash and cash investments.

     Receivables. The Company does significant business with a number of individual customers, including certain home centers. The Company monitors its exposure for credit losses and maintains related allowances for doubtful accounts. Allowances are estimated based upon specific customer balances where a risk of default has been identified and also include a provision for non-customer specific defaults based upon historical collection, return and write-off activity. A separate allowance is maintained for customer incentive rebates and is generally based upon sales activity. Accounts and notes receivable are presented net of certain allowances (including allowances for doubtful accounts) of $84 million and $69 million at December 31, 2003 and 2002, respectively.

     Property and Equipment. Property and equipment, including significant betterments to existing facilities, are recorded at cost. Upon retirement or disposal, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of income. Maintenance and repair costs are charged against earnings as incurred.

     Customer Promotion Costs. The Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing arrangements, promotions and other volume-based incentives. In-store displays that are owned by the Company and used to market the Company's products are included in other assets in the consolidated balance sheets and are amortized over the expected useful life of three years; related amortization expense is classified in selling expense in the consolidated statements of income.

     Depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2 to

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

A.  ACCOUNTING POLICIES -- (CONTINUED)

10 percent, and machinery and equipment, 5 to 33 percent. Depreciation expense was $192 million, $164 million and $145 million in 2003, 2002 and 2001, respectively.

     Goodwill and Other Intangible Assets. On January 1, 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," became effective. In accordance with SFAS No. 142, the Company is no longer recording amortization expense related to goodwill and other indefinite-lived intangible assets. The Company has provided a supplemental disclosure of adjusted net income and basic and diluted earnings per common share for the twelve months ended December 31, 2001 in Note I to the consolidated financial statements. The Company performs impairment testing of goodwill and other indefinite-lived intangible assets in the fourth quarter of each year or as an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company compares fair value of the reporting units to the carrying value of the reporting units. Fair value is determined using a discounted cash flow method. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives.

     Fair Value of Financial Instruments and Derivative Instruments. The carrying value of financial instruments reported in the consolidated balance sheets for current assets, current liabilities and long-term variable-rate debt approximates fair value. The fair value of financial instruments that are carried as non-current investments (other than those accounted for using the equity method of accounting) is based principally on information from investment fund managers and other assumptions, on quoted market prices for those or similar investments, by estimating the fair value of consideration to be received or by discounting future cash flows using a discount rate that reflects the risk of the underlying investments. The fair value of the Company's long-term fixed-rate debt instruments is based principally on quoted market prices for the same or similar issues or the current rates available to the Company for debt with similar terms and remaining maturities. The aggregate market value of non-current investments and long-term debt at December 31, 2003 was approximately $956 million and $4,129 million, as compared with the aggregate carrying value of $980 million and $3,849 million, respectively, and at December 31, 2002 such aggregate market value was approximately $875 million and $4,572 million, as compared with the aggregate carrying value of $963 million and $4,316 million, respectively.

     The Company has limited involvement with derivative financial instruments and does not use derivatives for trading purposes. The Company may use derivative financial instruments to manage exposures to fluctuations in earnings and cash flows resulting from changes in foreign currency exchange rates and interest rates. Derivative financial instruments are recorded in the consolidated balance sheet as either an asset or liability measured at fair value. For each derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in determining current earnings during the period of the change in fair values. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in determining current earnings during the period of change.

     Stock Options and Awards. The Company elected to change its method of accounting for stock-based compensation and implemented the fair value method prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," effective January 1, 2003. The Company is using the prospective method, as defined by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and
Disclosure -- an amendment to SFAS No. 123," for determining stock-based compensation expense. Accordingly, options granted, modified or settled subsequent to January 1, 2003 are accounted for using the fair value method and options granted prior to January 1, 2003 continue to be accounted for using the intrinsic value method. In 2003, 5,121,800 option shares, including restoration option shares, net of cancellations, were awarded and the related expense of $3 million was included in the Company's consolidated statement of income for the year ended December 31, 2003. The following table illustrates the pro forma effect on net income and earnings per

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

A.  ACCOUNTING POLICIES -- (CONTINUED)

common share as if the fair value method were applied to all previously issued stock options, in millions, except per common share amounts:

                                                              2003    2002    2001
                                                              -----   -----   ----
Net income, as reported.....................................  $ 806   $ 590   $199
Add:
  Stock-based employee compensation expense included in
     reported net income, net of tax........................     41      21     20
Deduct:
  Stock-based employee compensation expense, net of tax.....    (41)    (21)   (20)
  Stock-based employee compensation expense determined under the fair value based method for stock options granted
     prior to 2003, net of tax..............................    (12)    (17)   (18)
                                                              -----   -----   ----
Pro forma net income........................................  $ 794   $ 573   $181
                                                              =====   =====   ====
Earnings per common share:
  Basic as reported.........................................  $1.68   $1.22   $.43
  Basic pro forma...........................................  $1.66   $1.18   $.39
  Diluted as reported.......................................  $1.64   $1.15   $.42
  Diluted pro forma.........................................  $1.62   $1.12   $.38

     For SFAS No. 123 calculation purposes, the weighted average grant date fair values of option shares, including restoration options, granted in 2003, 2002 and 2001, were $8.89, $6.66 and $7.94, respectively. The fair values of these options were estimated at the grant dates using a Black-Scholes option pricing model with the following assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate -- 3.3%, 3.8% and 5.2%; dividend yield -- 2.3%, 2.7% and 2.1%; volatility factor -- 37%, 37% and 36%; and expected option life -- 7 years, 6 years and 6 years.

     Reclassifications. Certain prior-year amounts have been reclassified to conform to the 2003 presentation in the consolidated financial statements. The results of operations related to 2003 dispositions of businesses and 2004 businesses held for sale have been reclassified and separately stated in the accompanying consolidated statements of income for 2003, 2002 and 2001. The assets and liabilities of these 2003 discontinued operations and 2004 businesses held for sale as of December 31, 2003 and 2002 have not been reclassified in the accompanying consolidated balance sheet and related notes. In the Company's consolidated statements of cash flows, the cash flows from discontinued operations are not separately classified.

     Recently Issued Accounting Pronouncements. In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 requires that a company that has a controlling interest in a variable interest entity consolidate the assets, liabilities and results of operations of the variable interest entity in the company's consolidated financial statements. The adoption of certain provisions of FIN 46, relating to variable interest entities formed prior to February 2003, has been extended to 2004. The Company believes that FIN 46 will not have a material impact on the Company's consolidated financial statements.

     In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The revisions to SFAS No. 132 require enhanced disclosures regarding

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

A.  ACCOUNTING POLICIES -- (CONCLUDED)

pensions and other postretirement benefits. Most of the enhanced disclosure requirements were effective for the year ended December 31, 2003; certain disclosure provisions are effective beginning in 2004.

B.  DISCONTINUED OPERATIONS

     On January 1, 2002, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective. This statement addresses the accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 broadens the presentation of discontinued operations to include a component of the Company, which comprises operations and cash flows, that can be clearly distinguished from the rest of the Company. Based on SFAS No. 144, the Company has accounted for the 2003 dispositions of businesses and 2004 businesses held for sale as discontinued operations. See Note A -- Accounting Policies -- Reclassifications.

     On September 30, 2003, the Company completed the sale of its Baldwin Hardware and Weiser Lock businesses. Baldwin and Weiser were included in the Decorative Architectural Products segment and manufacture a wide range of architectural and decorative products, including builders' hardware and locksets. In a separate transaction on September 30, 2003, the Company also completed the sale of the Marvel Group. Marvel manufactures office workstations and machine stands, and was included in the Other Specialty Products segment. The sale of these businesses reflects the Company's continuing commitment to deploy the Company's assets in businesses that support its operating strategies and provide the greatest opportunities to create value for the Company's shareholders. Total proceeds from the sale of these companies were $289 million, including cash of $286 million and notes receivable of $3 million.

     Selected financial information for these discontinued operations is as follows for the years ended December 31, 2003 (prior to disposition), 2002 and 2001, in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Net sales...................................................  $198   $271   $269
                                                              ====   ====   ====
Income (loss) before income taxes...........................  $ 21   $ 29   $ (4)
Gain on dispositions of businesses, net.....................    89     --     --
Income taxes................................................   (44)   (11)    --
                                                              ----   ----   ----
  Income (loss) from discontinued operations and gain, net
     of income taxes........................................  $ 66   $ 18   $ (4)
                                                              ====   ====   ====

     Income taxes in the table above include income taxes on the gain on disposal of discontinued operations of $37 million in the year ended December 31, 2003. Total assets of discontinued operations sold in September 2003 consisted primarily of accounts receivable of $44 million, inventories of $41 million, property and equipment, net of $114 million and other assets of $18 million (including goodwill of $16 million). Total liabilities of discontinued operations consisted primarily of accounts payable of $12 million, accrued salaries, wages and related benefits of $5 million and other accrued expenses of $3 million.

     The Company reviews its business portfolio on an ongoing basis as part of its corporate strategic planning and, in the first quarter of 2004, has determined that several European businesses are not core to the Company's long-term growth strategy and, accordingly, has embarked on a plan of disposition. These businesses had an approximate net book value of $330 million. The Company expects aggregate net proceeds from the dispositions to approximate $250 million. The dispositions are expected to be completed by March 31, 2005 and the Company expects to recognize a modest net loss upon the disposition of all of these businesses. First quarter 2004 results will include a charge to reflect those businesses that are expected to be divested at a loss. Any gains resulting from the disposition of individual businesses will be recognized as such transactions are completed.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

B.  DISCONTINUED OPERATIONS -- (CONCLUDED)

     Selected financial information for these discontinued operations is as follows for the years ended December 31, 2003, 2002 and 2001, in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Net sales...................................................  $365   $318   $310
                                                              ====   ====   ====
(Loss) income before income taxes...........................   (64)    35     27
Income benefit (tax)........................................    14    (10)    (7)
                                                              ----   ----   ----
  (Loss) income from discontinued operations, net of tax....  $(50)  $ 25   $ 20
                                                              ====   ====   ====

     (Loss) income before income taxes includes a non-cash, pre-tax goodwill impairment charge of $89 million for the year ended December 31, 2003.

     Total assets and liabilities of 2004 discontinued operations consisted primarily of the following at December 31, 2003, in millions:

Accounts receivable.........................................  $ 70
Inventory...................................................    53
Property, plant and equipment, net..........................   166
Goodwill....................................................    68
Other assets................................................    43
                                                              ----
  Total assets..............................................  $400
                                                              ====
Accounts payable............................................  $ 33
Accrued salaries, wages and related benefits................     7
Other accrued expenses......................................    32
                                                              ----
                                                              $ 72
                                                              ====

C.  ACQUISITIONS

     During 2003, the Company acquired PowerShot Tool Company, Inc. (Other Specialty Products segment), and several relatively small installation service companies (Installation and Other Services segment). PowerShot Tool Company is a manufacturer of fastening products, including staple guns, glue guns, hammer tackers and riveting products, headquartered in New Jersey. The results of these acquisitions are included in the consolidated financial statements from the respective dates of acquisition. The aggregate net purchase price of these acquisitions was $63 million, and included cash of $57 million and debt of $6 million.

     Certain recent purchase agreements provide for the payment of additional consideration in either cash or common stock, contingent upon whether certain conditions are met, including the operating performance of the acquired business and the price of the Company's common stock. Common shares that are contingently issuable at December 31, 2003 have been included in the computation of diluted earnings per common share for 2003. The Company also paid an additional $182 million of acquisition-related consideration, including amounts to satisfy share price guarantees, contingent consideration and other purchase price adjustments, in 2003, relating to previously acquired companies.

     During 2002, the Company acquired several businesses. The aggregate net purchase price of these 2002 acquisitions was $1.2 billion, including cash of $699 million, assumed debt of $81 million and Company common stock valued at $399 million. The excess of the aggregate acquisition costs for these purchase

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

C.  ACQUISITIONS -- (CONCLUDED)

acquisitions over the fair value of identifiable net assets acquired, totaling approximately $1 billion, represented acquired goodwill.

     The results of these 2002 acquisitions are included in the consolidated financial statements from the respective dates of acquisition. Had these companies been acquired effective January 1, 2001 and 2002, pro forma unaudited consolidated net sales, income before cumulative effect of accounting change, net income and diluted earnings per common share would have been as follows, in millions, except per common share amounts:

                                                               TWELVE MONTHS
                                                                   ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Net sales...................................................  $9,670   $8,824
Income before cumulative effect of accounting change, net...  $  728   $  259
Net income..................................................  $  636   $  259
Diluted earnings per common share...........................  $ 1.21   $  .53

     During 2001, the Company acquired several businesses through purchase acquisitions. The aggregate net purchase price of these acquisitions was $1.7 billion, including cash of $560 million, assumed debt of $312 million and Company capital stock valued at $785 million. The excess of the aggregate costs for these acquisitions over the fair value of identifiable net assets acquired, totaling approximately $1.2 billion, represented acquired goodwill.

     As a result of recent acquisition agreements, the Company leases operating facilities from certain related parties, primarily former owners (and current General Managers) of companies acquired.

D.  EUROPEAN CHARGES

     During 2003, the Company recorded a non-cash, pre-tax charge which reduced operating profit by approximately $35 million with respect to a United Kingdom business unit in the Decorative Architectural Products segment. The charge relates primarily to a business system implementation failure which allowed former management of the business unit to circumvent internal controls and artificially inflate the unit's operating profit in years prior to 2003. The Company also determined that goodwill related to this business unit was impaired and recorded an additional $5 million charge in the third quarter of 2003.

     Finally, the Company determined that the strategic plan for this business unit, relative to certain product offerings and customer focus, should be changed. This revision in operating strategy resulted in 2003 charges aggregating approximately $15 million related principally to inventories and receivables.

     During 2003, the Company also detected that an employee at a United Kingdom business unit in the Plumbing Products segment had circumvented internal controls and overstated operating results by approximately $4 million in 2002. The Company completed its review of the business unit in the fourth quarter of 2003 and determined that no further adjustment was necessary.

     The Company is implementing changes to its operational and financial structure in Europe which include: reorganizing its European business operations into product groups; the addition of group operating and financial personnel; training and evaluation related to internal controls; and the expansion of both external and internal audit involvement.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

E.  INVENTORIES

                                                               (IN MILLIONS)
                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Finished goods..............................................  $  472   $  497
Raw material................................................     405      410
Work in process.............................................     142      149
                                                              ------   ------
                                                              $1,019   $1,056
                                                              ======   ======

     Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method. Cost in inventory includes purchased parts, materials, direct labor and applied manufacturing overhead.

F.  INVESTMENTS

  EQUITY INVESTMENTS

     In April 2003, the Company completed the sale of its 42 percent equity investment in Emco Limited, a Canadian distributor of plumbing and related products with approximate 2002 sales of $860 million, for cash proceeds of $75 million. The sale resulted in a pre-tax gain of $5 million.

     In December 2002, the Company acquired an additional 37 percent ownership of Hansgrohe AG, a German manufacturer of plumbing-related products, resulting in a majority ownership of approximately 64 percent. Accordingly, the assets and liabilities of Hansgrohe AG have been included in the Company's consolidated financial statements at December 31, 2003 and 2002. For the year ended December 31, 2002, the Company recorded equity earnings from Hansgrohe AG; the Company began consolidating the majority interest in the operating results of Hansgrohe AG in January 2003.

  FINANCIAL INVESTMENTS

     The Company maintains investments in marketable securities (including marketable equity securities and bond funds) and a number of private equity funds principally as part of its tax planning strategies, as any gains enhance the utilization of tax capital loss carryforwards. Included in other long-term assets are the following financial investments, in millions:

                                                              AT DECEMBER 31,
                                                              ---------------
                                                              2003      2002
                                                              -----     -----
Marketable equity securities................................  $392      $216
Bond funds..................................................   125       230
Private equity funds........................................   332       346
Metaldyne Corporation.......................................    76        68
TriMas Corporation..........................................    25        25
Equity investments..........................................    --        68
Other investments...........................................     9         9
                                                              ----      ----
  Total.....................................................  $959      $962
                                                              ====      ====

     In November 2000, the Company reduced its common equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. The Company currently owns 6 percent of the common equity of Metaldyne. The Company

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

F.  INVESTMENTS -- (CONTINUED)

also holds preferred stock of Metaldyne, which accrues dividends at the rate of 15 percent per year. In June 2002, Metaldyne sold approximately 66 percent of the fully diluted common equity of its TriMas Corporation subsidiary to Heartland Industrial Partners, L.P. The Company exercised its right to its proportionate share and acquired approximately 6 percent of TriMas Corporation for $25 million.

     The Company's investments in marketable equity securities and bond funds at December 31, 2003 and 2002 were as follows, in millions:

                                                                  PRE-TAX
                                                          -----------------------
                                                  COST    UNREALIZED   UNREALIZED   RECORDED
                                                  BASIS     GAINS        LOSSES      BASIS
                                                  -----   ----------   ----------   --------
DECEMBER 31, 2003
Marketable equity securities....................  $361       $35          $ (4)       $392
Bond funds......................................  $115       $10          $ --        $125
DECEMBER 31, 2002
Marketable equity securities....................  $264       $ 2          $(50)       $216
Bond funds......................................  $225       $ 5          $ --        $230

     The following table summarizes the gross unrealized losses and fair value of the Company's investments in marketable securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2003, in millions:

                                                              12 MONTHS OR MORE
                                                              ------------------
                                                              FAIR    UNREALIZED
                                                              VALUE      LOSS
                                                              -----   ----------
Marketable equity securities................................  $117       $(4)
                                                              ----       ---
Total temporarily impaired securities.......................  $117       $(4)
                                                              ====       ===

     Investments in marketable equity securities and bond funds are accounted for as available-for-sale. Accordingly, the Company records these investments at fair value, and unrealized gains and losses (that are deemed to be temporary) are recognized, net of tax effects, through shareholders' equity, as a component of other comprehensive income (loss). Realized gains and losses and charges for other-than-temporary impairments are included in determining net income, with related purchase costs based on specific identification. The Company has investments in over 100 different equity securities and bond funds at December 31, 2003; the unrealized loss is primarily related to one marketable equity security, Furniture Brands International common stock, which was received in June 2002 from the Company's investment in Furnishings International Inc. debt. The Company reviews industry analyst reports, key ratios and statistics, market analyses and other factors for each investment to determine if an unrealized loss is other than temporary. The unrealized loss related to this security is three percent of the market value of this investment and one percent of the total market value of the Company's investments in marketable equity securities. Based on the Company's review, the Company considers the unrealized loss related to this investment to be temporary.

     The Company's investments in private equity funds and other investments are carried at cost and are evaluated for impairment at each reporting period or when circumstances, including the maturity of the fund, indicate an impairment may exist. At December 31, 2003, the carrying value of the Company's investments in private equity funds exceeded the estimated market value, as determined by the fund managers, by approximately $24 million.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

F.  INVESTMENTS -- (CONCLUDED)

     Income (loss) from financial investments is included in other, net within other income and (expense), net, and is summarized as follows, in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Realized gains from marketable securities...................  $ 38   $ 13   $ 45
Realized losses from marketable securities..................   (15)   (52)   (32)
Dividend income from marketable securities..................    16      9      3
Income (expense) from other investments, net................    17     --      4
Dividend income from other investments......................     9      8      5
Termination of interest ratelock............................    --    (14)    --
                                                              ----   ----   ----
  Income (loss) from financial investments..................  $ 65   $(36)  $ 25
                                                              ====   ====   ====
Impairment charge:
  Marketable equity securities..............................  $ (3)  $ (6)  $(70)
  Private equity funds......................................   (16)   (18)    --
                                                              ----   ----   ----
     Total..................................................  $(19)  $(24)  $(70)
                                                              ====   ====   ====

     During 2003, the Company recognized impairment charges aggregating $19 million related to investments in an equity security and private equity funds. In the fourth quarter of 2002, the Company recognized impairment charges of $24 million principally related to certain of its investments in private equity funds and other financial investments. During 2001, the Company recognized impairment charges of $70 million related to principally technology-related marketable equity securities.

G.  DERIVATIVES

     During 2003, the Company entered into interest rate swaps for the purpose of reducing interest expense related to certain fixed-rate debt. The derivative contracts are with two major creditworthy institutions, thereby minimizing the risk of credit loss. The interest rate swaps are designated a fair-value hedge and the interest rate differential on interest rate swaps used to hedge existing debt is recognized as an adjustment to interest expense or income over the term of the agreement.

     The average variable rates are based on the London Interbank Offered Rate ("LIBOR") plus a fixed adjustment factor. The average effective rate on the interest rate swaps is 2.25%. At December 31, 2003, the interest rate swap agreements covered a notional amount of $850 million of the Company's fixed rate debt due July 15, 2012 with an interest rate of 5.875%. The amount recognized as a reduction of interest expense was approximately $3 million for the year ended December 31, 2003. The interest rate swaps are considered 100 percent effective; therefore, the favorable market valuation adjustment of $7 million is recorded in other assets with a corresponding increase in long-term debt in the Company's consolidated balance sheet at December 31, 2003.

     At December 31, 2003, certain of the Company's European operations had entered into foreign currency forward contracts with notional amounts of $10 million and $7 million to manage exposure to currency fluctuations in the United States dollar and Great Britain pound, respectively. Based on year-end market prices, no asset or liability was recorded, as the forward price is substantially the same as the contract price. The counterparties to the Company's forward contracts are major financial institutions. In the unlikely event that the counterparties fail to meet the terms of a foreign currency contract, the Company's exposure is limited to the foreign currency rate differential.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

H.  PROPERTY AND EQUIPMENT

                                                               (IN MILLIONS)
                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Land and improvements.......................................  $  197   $  180
Buildings...................................................     979      930
Machinery and equipment.....................................   2,421    2,351
                                                              ------   ------
                                                               3,597    3,461
Less: accumulated depreciation..............................   1,258    1,146
                                                              ------   ------
                                                              $2,339   $2,315
                                                              ======   ======

     The Company leases certain equipment and plant facilities under noncancellable operating leases. Rental expense, recorded in the consolidated statements of income, for the Company totaled approximately $123 million, $132 million and $118 million during 2003, 2002 and 2001, respectively. Future minimum lease payments at December 31, 2003 were approximately as follows:
2004 -- $90 million; 2005 -- $68 million; 2006 -- $48 million; 2007 -- $36 million; and 2008 and beyond -- $110 million.

I.  GOODWILL AND OTHER INTANGIBLE ASSETS

     The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002, by segment, are as follows, in millions:


                               BALANCE                      PRE-TAX                  BALANCE
                              DECEMBER 31,                  IMPAIRMENT              DECEMBER 31,
                                2001         ADDITIONS(a)   CHARGE       OTHER(b)     2002
                                 ------         ------        -----        ----        ------
Cabinets and Related
  Products..................     $  521         $   26        $ (19)       $ 58        $  586
Plumbing Products...........        234            204           (8)         30           460
Installation and Other
  Services..................        958            746           --         (11)        1,693
Decorative Architectural
  Products..................        452              5          (31)         --           426
Other Specialty Products....      1,069             78          (59)         44         1,132
                                 ------         ------        -----        ----        ------
  Total.....................     $3,234         $1,059        $(117)       $121        $4,297
                                 ======         ======        =====        ====        ======


                         BALANCE                                     PRE-TAX                  BALANCE
                        DECEMBER 31,                  DISCONTINUED   IMPAIRMENT              DECEMBER 31,
                          2002         ADDITIONS(a)   OPERATIONS     CHARGE       OTHER(b)     2003
                           ------          ----           ----         -----        ----        ------
Cabinets and Related
  Products............     $  586          $ 99           $ --         $ (51)       $ 74        $  708
Plumbing Products.....        460            17             --           (36)         57           498
Installation and Other
  Services............      1,693            14             --            --          (6)        1,701
Decorative
  Architectural
  Products............        426            --            (16)          (24)         12           398
Other Specialty
  Products............      1,132            38             --           (31)         47         1,186
                           ------          ----           ----         -----        ----        ------
  Total...............     $4,297          $168           $(16)        $(142)       $184        $4,491
                           ======          ====           ====         =====        ====        ======

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

I.  GOODWILL AND OTHER INTANGIBLE ASSETS -- (CONTINUED)


(a) Additions principally include acquisitions and contingent consideration for prior acquisitions of $45 million and $123 million, respectively, for 2003 and $1,016 million and $43 million, respectively, for 2002.

(b) Other principally includes foreign currency translation adjustments, reclassifications and other purchase price adjustments related to the finalization of certain purchase price allocations.

     The Company completed the annual impairment testing of goodwill and other indefinite-lived intangible assets in the fourth quarter of 2003. This test indicated that other indefinite-lived intangible assets were not impaired; however, goodwill recorded for certain of the Company's European businesses was impaired principally due to the continuing weakness in certain European markets. The Company recognized a non-cash, pre-tax impairment charge of $137 million ($113 million after-tax). The Company also recorded a non-cash goodwill impairment charge of $5 million related to a European business, as discussed in Note D. The goodwill impairment charge related to the discontinued operations was $89 million for the year ended December 31, 2003.

     The Company completed the transitional goodwill and other indefinite-lived intangible assets impairment testing in 2002. This evaluation indicated that other indefinite-lived intangible assets were not impaired; however, goodwill recorded for certain of the Company's businesses, principally in Europe, was impaired. Certain of the Company's European businesses had been affected by weak market and economic conditions. On adoption of SFAS No. 142, a non-cash, pre-tax impairment charge of $117 million ($92 million, net of income tax credit of $25 million), was recognized as a cumulative effect of change in accounting principle, effective January 1, 2002. The goodwill impairment charge related to the discontinued operations was $54 million, recognized as a cumulative effect of change in accounting principle.

     The income tax credit for 2003 and 2002 was reduced due to a portion of the impaired goodwill being non-deductible for tax purposes.

     Other indefinite-lived intangible assets of $255 million at December 31, 2003 primarily include registered trademarks. The carrying value of the Company's definite-lived intangible assets is $89 million at December 31, 2003 (net of accumulated amortization of $53 million) and principally includes customer relationships and non-compete agreements, with a weighted average amortization period of nine years. Amortization expense related to the definite-lived intangible assets was $25 million in both 2003 and 2002.

     At December 31, 2003, amortization expense related to the definite-lived intangible assets during each of the next five years was approximately as follows: 2004 -- $19 million; 2005 -- $15 million; 2006 -- $11 million;
2007 -- $8 million; and 2008 -- $6 million.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

I.  GOODWILL AND OTHER INTANGIBLE ASSETS -- (CONCLUDED)

     The following table illustrates 2001 net income and earnings per common share assuming goodwill was not subject to amortization during 2001, in millions, except per share data:

Net income as reported......................................  $199
Goodwill amortization, net of tax...........................    78
                                                              ----
Net income as adjusted......................................  $277
                                                              ====
Earnings per common share:
  Basic as reported.........................................  $.43
  Goodwill amortization, net of tax.........................   .17
                                                              ----
  Basic as adjusted.........................................  $.60
                                                              ====
  Diluted as reported.......................................  $.42
  Goodwill amortization, net of tax.........................   .16
                                                              ----
  Diluted as adjusted.......................................  $.58
                                                              ====

J.  OTHER ASSETS

                                                               (IN MILLIONS)
                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Financial investments (Note F)..............................  $  959   $  962
In-store displays...........................................      99       53
Debenture expense...........................................      23       27
Notes receivable............................................      13       32
Other, net..................................................      77       60
                                                              ------   ------
  Total.....................................................  $1,171   $1,134
                                                              ======   ======

K.  ACCRUED LIABILITIES

     The Company's accrued liabilities were comprised as follows, in millions:

                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Salaries, wages and commissions.............................  $  191   $  167
Insurance...................................................     157      128
Advertising and sales promotion.............................     128      133
Employee retirement plans...................................      89       93
Dividends payable...........................................      76       71
Interest....................................................      75       83
Litigation..................................................      69      146
Property, payroll and other taxes...........................      48       39
Contingent acquisition-related payments.....................      27       37
Income taxes................................................      15        4
Other.......................................................     175      169
                                                              ------   ------
                                                              $1,050   $1,070
                                                              ======   ======

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

L.  LONG-TERM DEBT

                                                               (IN MILLIONS)
                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Notes and debentures:
  6.125%, due Sept. 15, 2003................................  $   --   $  200
  6%, due May 3, 2004.......................................     266      500
  6.75%, due Mar. 15, 2006..................................     800      800
  4.625%, due Aug. 15, 2007.................................     300      300
  5.75%, due Oct. 15, 2008..................................     100      100
  5.875%, due July 15, 2012.................................     850      850
  7.125%, due Aug. 15, 2013.................................     200      200
  6.625%, due Apr. 15, 2018.................................     114      114
  7.75%, due Aug. 1, 2029...................................     296      296
  6.5%, due Aug. 15, 2032...................................     300      300
Zero Coupon Convertible Senior Notes due 2031...............     798      773
Notes payable to banks......................................      --       --
Other.......................................................     158      204
                                                              ------   ------
                                                               4,182    4,637
Less: current portion.......................................     334      321
                                                              ------   ------
                                                              $3,848   $4,316
                                                              ======   ======

     All of the notes and debentures above are senior indebtedness and, other than bank notes and Zero Coupon Convertible Senior Notes, are nonredeemable.

     In July 2001, the Company issued Zero Coupon Convertible Senior Notes due 2031 ("Notes"), resulting in gross proceeds of approximately $750 million. If the Notes were outstanding in July 2031, the accreted value would be $1.9 billion. The issue price per Note was $394.45 per $1,000 principal amount which represents a yield to maturity of 3 1/8% compounded semi-annually. The Company will not pay cash interest on the Notes prior to maturity except in certain circumstances, including possible contingent interest payments that are not expected to be material. Holders of the Notes in the aggregate can convert the Notes into approximately 24 million shares of Company common stock if the average price of Company common stock for a period of 20 trading days exceeds 119 1/3%, declining by 1/3% each year hereafter, of the accreted value of a Note ($426 per $1,000 principal amount at maturity as of December 31, 2003) divided by the conversion rate of 12.7243 shares for each $1,000 principal amount at maturity of the Note or $39.94 per common share at December 31, 2003. The Notes also become convertible if the Company's credit rating is reduced to below investment grade, or if certain actions are taken by the Company.

     In 2002, the Company amended the terms of the Notes to permit an additional date, April 20, 2004, on which holders, at their option, can cause the Company to repurchase the Notes, at the then accreted value of $429.57 per Note, payable by the Company in cash on April 26, 2004. Under the original terms of the Notes, holders of $26.4 million of Notes required the Company to repurchase, for $10.7 million cash, the accreted value of such Notes in July 2002.

     In addition, holders of the Notes have the option to require that the Notes be repurchased by the Company on January 20, 2005 and 2007; July 20, 2011; and every five years thereafter. The Company at its option can satisfy any such repurchase with Company common stock or cash. If the Notes were to be put back

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

L.  LONG-TERM DEBT -- (CONCLUDED)

to the Company, the Company expects to settle the Notes for cash, and accordingly, the Notes are not included in the calculation of diluted earnings per common share. The Company currently has the ability to refinance any such repurchase with other long-term debt.

     Before July 20, 2002, the Company could not redeem the Notes. From July 20, 2002 to January 25, 2007, the Company may redeem all, but not part, of the Notes at their accreted value subject to the Company's stock price achieving the conversion price as noted above. The Company may, at any time on or after January 25, 2007, redeem all or part of the Notes at their accreted value.

     Debt issuance costs related to the Notes totaled $15 million and were amortized using the straight-line method through July 20, 2002.

     At December 31, 2003, debt agreements with banks syndicated in the United States relate to a $1.25 billion Amended and Restated 5-year Revolving Credit Agreement with a group of banks due and payable in November 2005 and a $750 million 364-day Revolving Credit Agreement that expires in November 2004. These agreements allow for borrowings denominated in U.S. dollars or European euros. There were no borrowings under either agreement during 2003. Interest is payable on borrowings under these agreements based on various floating rate options as selected by the Company (approximately 2.4 percent for the year ended December 31, 2002).

     Certain debt agreements contain limitations on additional borrowings; at December 31, 2003, the Company had additional borrowing capacity, subject to availability, of up to $2.5 billion. Certain debt agreements also contain a requirement for maintaining a certain level of net worth; at December 31, 2003, the Company's net worth exceeded such requirement by approximately $2 billion.

     At December 31, 2003, the maturities of long-term debt during each of the next five years (assuming the Company will finance the put option, if exercised, related to the Zero Coupon Notes with the 5-year Revolver) were approximately as follows: 2004 -- $334 million; 2005 -- $842 million; 2006 -- $813 million;
2007 -- $307 million; and 2008 -- $105 million.

     In December 2002, the Company replenished the amount of debt and equity securities issuable under its unallocated shelf registration statement with the Securities and Exchange Commission pursuant to which the Company is able to issue up to a combined $2 billion of debt and equity securities. In addition, the Company increased its shelf registration related to common stock that can be issued in connection with acquisitions to 50 million shares.

     Interest paid was approximately $282 million, $204 million and $246 million in 2003, 2002 and 2001, respectively.

M.  SHAREHOLDERS' EQUITY

     In December 2003, the Company's Board of Directors authorized the repurchase of up to 50 million shares of the Company's common stock in open-market transactions or otherwise, replacing a previous Board of Directors authorization established in 2002. At December 31, 2003, the Company had remaining authorization to repurchase up to 48 million shares of its common stock in open-market transactions or otherwise. Approximately 35 million, 8 million and 3 million common shares were repurchased and retired in 2003, 2002 and 2001, respectively, at a cost aggregating approximately $779 million, $166 million and $67 million in 2003, 2002 and 2001, respectively.

     On the basis of amounts paid (declared), cash dividends per common share were $.58 ($.60) in 2003, $.54 1/2 ($.55) in 2002 and $.52 1/2 ($.53) in 2001,
respectively. In 2003, the Company increased its quarterly

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

M.  SHAREHOLDERS' EQUITY -- (CONCLUDED)

cash dividend by 14 percent (a larger percentage than in recent years) to $.16 per common share from $.14 per common share.

     In May 2002, the Company sold 22 million shares of Company common stock in a public offering, resulting in proceeds to the Company of $598 million (net of issuance costs of $14 million).

     In 1995, the Company's Board of Directors announced the approval of a Shareholder Rights Plan. The Rights were designed to enhance the Board's ability to protect the Company's shareholders against, among other things, unsolicited attempts to acquire control of the Company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the shareholders. The Rights were issued to shareholders of record in December 1995 and will expire in December 2005.

  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     The Company's total comprehensive income (loss) was as follows, in millions:

                                                              TWELVE MONTHS
                                                                  ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                               2003    2002
                                                              ------   ----
Net income..................................................  $  806   $590
Other comprehensive income (loss):
  Cumulative translation adjustments........................     393    239
  Unrealized gain (loss) on marketable securities, net of
     income tax effect......................................      53    (14)
  Minimum pension liability, net of income tax credit.......      (3)   (58)
                                                              ------   ----
     Total comprehensive income.............................  $1,249   $757
                                                              ======   ====

     The unrealized gain (loss) on marketable equity securities and bond funds is net of income tax (credit) of $31 million and $(9) million for the years ended December 31, 2003 and 2002, respectively. The minimum pension liability is net of income tax (credit) of $(1) million and $(34) million for the years ended December 31, 2003 and 2002, respectively.

     The components of accumulated other comprehensive income (loss) were as follows, in millions:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               2003      2002
                                                              ------    ------
Unrealized gain (loss) on marketable securities.............   $ 26      $(27)
Minimum pension liability...................................    (61)      (58)
Cumulative translation adjustments..........................    456        63
                                                               ----      ----
Accumulated other comprehensive income (loss)...............   $421      $(22)
                                                               ====      ====

     Unrealized loss on marketable equity securities and bond funds is reported net of income tax (credit) of $15 million and $(16) million at December 31, 2003 and 2002, respectively.

     The minimum pension liability is reported net of tax credit of $35 million and $34 million at December 31, 2003 and 2002, respectively.

     Realized gains (losses) on marketable securities of $13 million and $(30) million, net of tax effect, for 2003 and 2002, respectively, were included in determining net income and were reclassified from accumulated other comprehensive income.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

N.  STOCK OPTIONS AND AWARDS

     The Company's 1991 Long Term Stock Incentive Plan (the "Plan") provides for the issuance of stock-based incentives in various forms. At December 31, 2003, outstanding stock-based incentives were primarily in the form of restricted long-term stock awards, stock appreciation rights, phantom stock awards and stock options. Additionally, the Company's 1997 Non-Employee Directors Stock Plan (the "1997 Plan") provides for the payment of compensation to non-employee Directors partially in Company common stock.

  RESTRICTED LONG-TERM STOCK AWARDS

     The Company granted long-term stock awards, net of cancellations, for 2,153,000 shares, 1,315,000 shares and 2,582,000 shares of Company common stock during 2003, 2002 and 2001, respectively, to key employees and non-employee Directors of the Company. These long-term stock awards do not cause net share dilution inasmuch as the Company reacquires an equal number of shares on the open market. The weighted average grant date fair value per share of long-term stock awards granted during 2003, 2002 and 2001 was $19, $23 and $23, respectively. Compensation expense for the annual vesting of long-term stock awards was $50 million (including $15 million of accelerated expense due to the unexpected passing of the Company's President and Chief Operating Officer), $29 million and $26 million in 2003, 2002 and 2001, respectively. The unvested stock awards, aggregating approximately $165 million (10 million common shares) and $164 million (10 million common shares) at December 31, 2003 and 2002, respectively, are included in shareholders' equity and are being expensed over the respective vesting periods, principally 10 years.

  STOCK APPRECIATION RIGHTS AND PHANTOM STOCK AWARDS

     In 2003 and 2002, the Company issued stock appreciation rights ("SARs") to foreign employees with cash compensation linked to the value of 287,800 shares and 332,000 shares, respectively, of Company common stock. The Company also issued phantom stock awards linked to the value of 160,500 shares, 25,700 shares and 64,600 shares of Company common stock for the years ended December 31, 2003, 2002 and 2001, respectively. Compensation expense related to SARs and phantom stock awards for 2003, 2002 and 2001 was $12 million, $3 million and $5 million, respectively.

  STOCK OPTIONS

     Fixed stock options are granted to key employees and non-employee Directors of the Company. The exercise price equals the market price of Company common stock on the date of grant. These options generally become exercisable in installments beginning on the first or second anniversary from the date of grant and expire no later than 10 years after the grant date.

     During 2003, the Company granted stock options for 4,509,100 shares of Company common stock and restoration stock options for 567,200 shares with grant date exercise prices ranging from $23 to $28 (the market prices on the grant dates). During 2002, the Company granted stock options for 4,980,600 shares of Company common stock and restoration stock options for 1,051,400 shares with grant date exercise prices ranging from $20 to $29 (the market prices on the grant dates). During 2001, the Company granted stock options for 3,251,000 shares of Company common stock and restoration stock options for 717,600 shares with grant date exercise prices ranging from $21 to $26 (the market prices on the grant dates). The Company also granted stock options for 48,000 shares, 48,000 shares and 128,000 shares of Company common stock in 2003, 2002 and 2001, respectively, to non-employee Directors of the Company with exercise prices of $23, $27 and $22, respectively (the market prices on the grant dates). The Company recorded $3 million of stock option expense in the consolidated statement of income for the year ended December 31, 2003, for stock options granted, modified or settled subsequent to January 1, 2003.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

N.  STOCK OPTIONS AND AWARDS -- (CONCLUDED)

     A summary of the status of the Company's fixed stock options for the three years ended December 31, 2003 is presented below, shares in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Option shares outstanding, January 1........................   26     22     22
  Weighted average exercise price...........................  $21    $21    $19
Option shares granted, including restoration options........    5      6      4
  Weighted average exercise price...........................  $27    $21    $22
Option shares exercised.....................................    4      2      3
  Weighted average exercise price...........................  $20    $19    $12
Option shares canceled......................................    1     --      1
  Weighted average exercise price...........................  $22    $20    $25
Option shares outstanding, December 31......................   26     26     22
  Weighted average exercise price...........................  $22    $21    $21
  Weighted average remaining option term (in years).........    6      7      7
Option shares exercisable, December 31......................   10      9      6
  Weighted average exercise price...........................  $22    $23    $23

     The following table summarizes information for option shares outstanding and exercisable at December 31, 2003, shares in millions:

                             OPTION SHARES OUTSTANDING               OPTION SHARES EXERCISABLE
                  -----------------------------------------------   ----------------------------
                              WEIGHTED AVERAGE
                  NUMBER OF      REMAINING       WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
RANGE OF PRICES    SHARES       OPTION TERM       EXERCISE PRICE     SHARES      EXERCISE PRICE
---------------   ---------   ----------------   ----------------   ---------   ----------------
    $14-18            2           2 Years              $16              1             $16
     19-22           16           7 Years               20              6              20
     23-27            1           6 Years               25             --              25
     28-31            7           7 Years               28              3              29
    ------           --           -------              ---             --             ---
    $14-31           26           6 Years              $22             10             $22
    ======           ==           =======              ===             ==             ===

     At December 31, 2003, a total of 10,167,000 shares and 503,000 shares of Company common stock were available under the Plan and the 1997 Plan, respectively, for the granting of stock options or restricted long-term stock awards.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

O.  EMPLOYEE RETIREMENT PLANS

     The Company sponsors defined-benefit and defined-contribution pension plans for most of its employees. In addition, substantially all salaried employees participate in non-contributory profit-sharing plans, to which payments are determined annually by the Compensation Committee of the Board of Directors. Aggregate charges to earnings under the Company's pension, retirement and profit-sharing plans were $106 million in 2003, $74 million in 2002 and $64 million in 2001.

     Net periodic pension cost for the Company's domestic qualified defined-benefit pension plans includes the following components, in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Service cost................................................  $ 12   $ 10   $  9
Interest cost...............................................    30     19     15
Expected return on plan assets..............................   (24)   (17)   (13)
Amortization of transition asset............................    --     --     (1)
Amortization of prior-service cost..........................    --     --      1
Amortization of net loss....................................     6      2      1
                                                              ----   ----   ----
NET PERIODIC PENSION COST...................................  $ 24   $ 14   $ 12
                                                              ====   ====   ====

     The following table provides a reconciliation of changes in the projected benefit obligation, fair value of plan assets and funded status of the Company's domestic qualified defined-benefit pension plans at December 31, in millions:

                                                              2003    2002
                                                              -----   -----
CHANGES IN PROJECTED BENEFIT OBLIGATION:
  Projected benefit obligation at January 1.................  $ 456   $ 204
  Service cost..............................................     11       9
  Interest cost.............................................     30      16
  Plan amendments...........................................      3      --
  Actuarial loss............................................     30      24
  Business combinations.....................................     --     212
  Settlements...............................................     (4)     --
  Benefit payments..........................................    (29)     (9)
                                                              -----   -----
     PROJECTED BENEFIT OBLIGATION AT DECEMBER 31............  $ 497   $ 456
                                                              =====   =====
CHANGES IN FAIR VALUE OF PLAN ASSETS:
  Fair value of plan assets at January 1....................  $ 273   $ 146
  Actual return on plan assets..............................     77     (15)
  Business combinations.....................................     --     129
  Company contributions.....................................     43      23
  Settlements...............................................     (4)     --
  Benefit payments..........................................    (29)     (9)
  Expenses/other............................................     --      (1)
                                                              -----   -----
     FAIR VALUE OF PLAN ASSETS AT DECEMBER 31...............  $ 360   $ 273
                                                              =====   =====

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

O.  EMPLOYEE RETIREMENT PLANS -- (CONTINUED)


                                                              2003    2002
                                                              -----   -----
FUNDED STATUS OF QUALIFIED DEFINED-BENEFIT PENSION PLANS:
  Plan assets (less than) projected benefit obligation at
     December 31............................................  $(137)  $(183)
  Unamortized prior-service cost............................      7       5
  Unamortized net loss......................................     98     127
                                                              -----   -----
     NET (LIABILITY) RECOGNIZED.............................  $ (32)  $ (51)
                                                              =====   =====

     The following represents amounts recognized in the Company's consolidated balance sheets at December 31, in millions:

                                                              2003    2002
                                                              -----   -----
Prepaid benefit cost........................................  $  23   $  15
Accrued benefit liability...................................   (120)   (161)
Intangible assets...........................................      7       6
Accumulated other comprehensive income......................     58      89
                                                              -----   -----
  NET (LIABILITY) RECOGNIZED................................  $ (32)  $ (51)
                                                              =====   =====

     Information for domestic qualified defined-benefit pension plans with an accumulated benefit obligation in excess of plan assets is as follows at December 31, in millions:

                                                              2003   2002
                                                              ----   ----
Projected benefit obligation................................  $497   $456
Accumulated benefit obligation..............................   457    419
Fair value of plan assets...................................   360    273

  PLAN ASSETS

     Following is a summary of the Company's domestic qualified defined-benefit pension plan weighted average asset allocation at December 31:

                                                              2003   2002
                                                              ----   ----
Equity securities...........................................   87%    85%
Debt securities.............................................    8%     8%
Real estate.................................................   --     --
Other.......................................................    5%     7%
                                                              ---    ---
  Total.....................................................  100%   100%
                                                              ===    ===

     The investment objectives of the Company's domestic qualified defined-benefit pension plans are: 1) to invest the portfolio to earn a return, net of fees, greater than or equal to the long-term rate of return used by the Plan's actuary; and 2) to maintain liquidity sufficient to meet Plan obligations. Target allocations are: equity securities (84%), debt securities (10%) and other investments (6%).

     Plan assets include approximately 1.4 million shares of Company common stock valued at $39 million at December 31, 2003 and 629,000 shares of Company common stock valued at $13 million at December 31, 2002.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

O.  EMPLOYEE RETIREMENT PLANS -- (CONCLUDED)

  CASH FLOWS

     The Company expects to contribute approximately $54 million to its domestic qualified defined-benefit pension plans in 2004. The Company also expects to contribute $3 million to its non-qualified supplemental defined-benefit pension plans in 2004.

     The major assumptions used in accounting for the Company's domestic defined-benefit pension plans are as follows:

                                                              2003   2002   2001
                                                              ----   ----   ----
Discount rate for obligations...............................  6.25%  6.75%  7.5%
Expected return on plan assets..............................  8.5%   8.5%   9.0%
Rate of compensation increase...............................  4.5%   4.5%   4.5%
Discount rate for net periodic pension cost.................  6.75%  7.5%   7.75%

     The Company determined the expected long-term rate of return on plan assets by reviewing an analysis of expected and historical rates of return of various asset classes based on the current asset allocation of the trust assets. The measurement date used to determine the defined-benefit pension expense is January 1.

  OTHER

     The Company also sponsors qualified defined-benefit pension plans for certain of its foreign employees. Net periodic pension cost for these plans was approximately $5 million in 2003 and $2 million in 2002. The projected benefit obligation and fair value of plan assets was approximately $101 million and $59 million at December 31, 2003 and $59 million and $37 million at December 31, 2002, respectively. The projected benefit obligation exceeded the plan assets by approximately $42 million at December 31, 2003 and a net liability of approximately $16 million was recognized. The projected benefit obligation exceeded the plan assets by approximately $22 million at December 31, 2002 and a net liability of approximately $1 million was recognized.

     In addition to the Company's qualified defined-benefit pension and retirement plans, the Company has non-qualified unfunded supplemental pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified pension plans. The actuarial present value of accumulated benefit obligations and projected benefit obligations related to these non-qualified plans totaled $105 million and $110 million at December 31, 2003 and $74 million and $82 million at December 31, 2002, respectively. Net periodic pension cost for these plans was $13 million, $10 million and $9 million in 2003, 2002 and 2001, respectively.

     The Company sponsors certain post-retirement benefit plans that provide medical, dental and life insurance coverage for eligible retirees and dependents in the United States based on age and length of service. The aggregate present value of the unfunded accumulated post-retirement benefit obligation approximated $5 million at both December 31, 2003 and 2002.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

P.  SEGMENT INFORMATION

     The Company's reportable segments were as follows:

          Cabinets and Related Products -- principally includes assembled and ready-to-assemble kitchen and bath cabinets; home office workstations; entertainment centers; storage products; bookcases; and kitchen utility products.

          Plumbing Products -- principally includes faucets; plumbing fittings and valves; bathtubs and shower enclosures; and spas.

          Installation and Other Services -- principally includes the sale, installation and distribution of insulation and other building products.

          Decorative Architectural Products -- principally includes paints and stains; and door, window and other hardware.

          Other Specialty Products -- principally includes windows, window frame components and patio doors; staple gun tackers, staples and other fastening tools; hydronic radiators and heat convectors; and venting and ventilation systems.

     The above products and services are sold and provided to the home improvement and home construction markets through mass merchandisers, hardware stores, home centers, builders, distributors and other outlets for consumers and contractors.

     The Company's operations are principally located in North America and Europe. The Company's country of domicile is the United States of America.

     Corporate assets consist primarily of real property, equipment, cash and cash investments and other investments.

     The Company's segments are based on similarities in products and services and represent the aggregation of operating units for which financial information is regularly evaluated by the Company's corporate operating executives in determining resource allocation and assessing performance and is periodically reviewed by the Board of Directors. Accounting policies for the segments are the same as those for the Company. The Company primarily evaluates performance based on operating profit and, other than general corporate expense, allocates specific corporate overhead to each segment. Income and expense related to the Behr litigation has also been excluded from the evaluation of segment operating profit.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

P.  SEGMENT INFORMATION -- (CONTINUED)

     The following table presents information about the Company by segment and geographic area, in millions:

                                  NET SALES (1)(2)(3)(4)(5)   OPERATING PROFIT (5)(9)(11)   ASSETS AT DECEMBER 31 (6)(10)
                                  -------------------------   ---------------------------   -----------------------------
                                   2003      2002     2001     2003      2002      2001       2003       2002      2001
                                  -------   ------   ------   -------   -------   -------   --------   --------   -------
The Company's operations by
  segment are:
  Cabinets and Related
    Products....................  $ 2,879   $2,644   $2,417   $  441    $  367    $  245    $ 2,353    $ 2,123    $1,984
  Plumbing Products.............    2,684    2,068    1,773      343       341       245      2,160      1,952     1,280
  Installation and Other
    Services....................    2,411    1,845    1,692      368       304       243      2,378      2,314     1,400
  Decorative Architectural
    Products....................    1,449    1,292    1,163      210       307       256      1,089      1,292     1,229
  Other Specialty Products......    1,148      982      660      178       193       118      2,195      2,062     1,877
                                  -------   ------   ------   ------    ------    ------    -------    -------    ------
    Total.......................  $10,571   $8,831   $7,705   $1,540    $1,512    $1,107    $10,175    $ 9,743    $7,770
                                  =======   ======   ======   ======    ======    ======    =======    =======    ======
The Company's operations by
  geographic area are:
  North America.................  $ 8,763   $7,686   $6,745   $1,433    $1,347    $1,011    $ 7,081    $ 6,995    $5,886
  International, principally
    Europe......................    1,808    1,145      960      107       165        96      3,094      2,748     1,884
                                  -------   ------   ------   ------    ------    ------    -------    -------    ------
    Total, as above.............  $10,571   $8,831   $7,705    1,540     1,512     1,107     10,175      9,743     7,770
                                  =======   ======   ======
General corporate expense, net(7)..........................     (112)      (98)      (96)
Income (charge) for litigation settlement, net(8)..........       72      (147)       --
Expense related to accelerated benefits....................      (16)       --        --
                                                              ------    ------    ------
Operating profit, as reported..............................    1,484     1,267     1,011
Other income (expense), net................................     (204)     (301)     (733)
                                                              ------    ------    ------
Income from continuing operations before income taxes and
  minority interest........................................   $1,280    $  966    $  278
                                                              ======    ======    ======
Corporate assets.........................................................................     1,974      2,307     1,251
                                                                                            -------    -------    ------
    Total assets.........................................................................   $12,149    $12,050    $9,021
                                                                                            =======    =======    ======

                                                                           DEPRECIATION AND
                                                    PROPERTY ADDITIONS     AMORTIZATION(5)
                                                    -------------------   ------------------
                                                    2003   2002    2001   2003   2002   2001
                                                    ----   -----   ----   ----   ----   ----
The Company's operations by segment are:
  Cabinets and Related Products...................  $ 54   $  69   $ 93   $ 56   $ 54   $ 64
  Plumbing Products...............................    77     176     56     62     45     48
  Installation and Other Services.................    31      66     66     33     27     61
  Decorative Architectural Products...............    35      46     62     22     20     23
  Other Specialty Products........................    81      73     91     32     28     26
                                                    ----   -----   ----   ----   ----   ----
                                                     278     430    368    205    174    222
  Unallocated amounts principally related to
     corporate assets.............................     7      17      4     17     24     22
  Assets of acquisitions..........................   (14)   (162)   (98)    --     --     --
                                                    ----   -----   ----   ----   ----   ----
     Total........................................  $271   $ 285   $274   $222   $198   $244
                                                    ====   =====   ====   ====   ====   ====

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

P.  SEGMENT INFORMATION -- (CONCLUDED)

 (1) Included in net sales in 2003, 2002 and 2001 were export sales from the U.S. of $184 million, $153 million and $151 million, respectively.

 (2) Intra-company sales between segments represented less than one percent of consolidated net sales in 2003, 2002 and 2001.

 (3) Includes net sales to one customer in 2003, 2002 and 2001 of $2,457 million, $2,276 million and $2,039 million, respectively. Such net sales were included in the following segments: Cabinets and Related Products, Plumbing Products, Decorative Architectural Products and Other Specialty Products.

 (4) Net sales from the Company's operations in the U.S. were $8,561 million, $7,479 million and $6,613 million in 2003, 2002 and 2001, respectively.

 (5) Net sales, operating profit and depreciation and amortization for 2003, 2002 and 2001 exclude the results of businesses sold in 2003 and 2004 discontinued operations.

 (6) Long-lived assets of the Company's operations in the U.S. and Europe were $4,859 million and $2,130 million, $4,875 million and $1,848 million and $3,999 million and $1,335 million at December 31, 2003, 2002 and 2001, respectively.

 (7) General corporate expense includes those expenses not specifically attributable to the Company's business segments.

 (8) The income (charge) for litigation settlement relates to litigation discussed in Note T regarding the Company's subsidiary, Behr Process Corporation, which is included in the Decorative Architectural Products segment.

 (9) Included in segment operating profit for 2003 are goodwill impairment charges as follows: Plumbing Products -- $17 million, Decorative Architectural Products -- $5 million and Other Specialty Products -- $31 million. The goodwill impairment charges were related to the Company's European businesses.

(10) Assets at December 31, 2002 and 2001 include the assets of businesses sold in 2003 and 2004 discontinued operations.

(11) Operating profit excluding goodwill amortization expense for 2001 was as follows: Cabinets and Related Products -- $257 million, Plumbing
     Products -- $252 million, Installation and Other Services -- $287 million, Decorative Architectural Products -- $268 million and Other Specialty Products -- $130 million.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

Q.  OTHER INCOME (EXPENSE), NET

     Other, net, which is included in other income (expense), net, included the following, in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Income from cash and cash investments.......................  $ 8    $  8   $  5
Other interest income.......................................    8       6     35
Income (loss) from financial investments (Note F)...........   65     (36)    25
Loss on early retirement of debt............................   (7)     --     --
Gain from sale of equity investment.........................    5      --     --
Equity earnings.............................................   --      14      6
Other items, net............................................   (3)    (34)   (37)
                                                              ---    ----   ----
  Total other, net..........................................  $76    $(42)  $ 34
                                                              ===    ====   ====

     Other items, net in 2003, 2002 and 2001 also include realized foreign currency exchange transaction losses of $4 million, $3 million and $5 million, respectively, as well as other miscellaneous expenses.

     Other interest income for 2001 includes $29 million from the 12% pay-in-kind junior debt securities of FII.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

R.  INCOME TAXES

                                                                 (IN MILLIONS)
                                                               2003    2002   2001
                                                              ------   ----   ----
Income from continuing operations before income taxes and
  minority interest:
  U.S. .....................................................  $1,172   $827   $209
  Foreign...................................................     108    139     69
                                                              ------   ----   ----
                                                              $1,280   $966   $278
                                                              ======   ====   ====
Provision for income taxes on income from continuing
  operations before minority interest:
  Currently payable:
     U.S. Federal...........................................  $  214   $220   $148
     State and local........................................      44     29     17
     Foreign................................................      19     25     26
  Deferred:
     U.S. Federal...........................................     174     43    (95)
     Foreign................................................      26     10     (1)
                                                              ------   ----   ----
                                                              $  477   $327   $ 95
                                                              ======   ====   ====
Deferred tax assets at December 31:
  Receivables...............................................  $   22   $  9
  Inventories...............................................      21     24
  Accrued liabilities.......................................     146    152
  Long-term liabilities.....................................      57     70
  Capital loss carryforward.................................      62    109
  Other assets..............................................      12     42
                                                              ------   ----
                                                                 320    406
                                                              ------   ----
Deferred tax liabilities at December 31:
  Property and equipment....................................     360    339
  Intangibles...............................................     114     52
  Other.....................................................      75     30
                                                              ------   ----
                                                                 549    421
                                                              ------   ----
Net deferred tax liability at December 31...................  $  229   $ 15
                                                              ======   ====

     State and local taxes were lower in 2001 due principally to an $8 million ($5 million, net of federal tax) favorable settlement of contested liabilities.

     At December 31, 2003 and 2002, net deferred tax liability consisted of net short-term deferred tax assets included in prepaid expenses and other of $181 million and $171 million, respectively, and net long-term deferred tax liabilities of $410 million and $186 million, respectively.

     During 2001, the Company recorded a non-cash charge for the write-down of certain investments, including securities of Furnishings International Inc. and principally technology-related marketable equity securities that created a capital loss carryforward for tax purposes of $109 million ($311 million pre-tax) at

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

R.  INCOME TAXES -- (CONCLUDED)

December 31, 2002. Principally as a result of the gain from the sale of certain operating assets in 2003, this capital loss carryforward decreased to $62 million ($176 million pre-tax) at December 31, 2003. The Company believes that the capital loss carryforward will be utilized before its expiration on December 31, 2007, principally through future income and gains from investments and other identified tax-planning strategies, including the potential sale of certain operating assets. As a result, a valuation allowance was not recorded at December 31, 2003 or 2002.

     The following is a reconciliation of the U.S. federal statutory rate to the provision for income taxes on income from continuing operations before minority interest:

                                                              2003   2002   2001
                                                              ----   ----   ----
U.S. federal statutory rate.................................   35%    35%    35%
State and local taxes, net of federal tax benefit...........    2      2      4
Higher (lower) taxes on foreign earnings....................   (1)    (2)     4
Foreign goodwill impairment providing no tax benefit........    1     --     --
Amortization in excess of tax...............................   --     --      4
Change in valuation allowance, net..........................   --     --    (12)
Other, net..................................................   --     (1)    (1)
                                                               --     --    ---
  Effective tax rate........................................   37%    34%    34%
                                                               ==     ==    ===

     Income taxes paid were approximately $328 million, $302 million and $193 million in 2003, 2002 and 2001, respectively.

     Earnings of non-U.S. subsidiaries generally become subject to U.S. tax upon the remittance of dividends and under certain other circumstances. Provision has not been made at December 31, 2003 for U.S. or additional foreign withholding taxes on approximately $739 million of remaining undistributed net income of non-U.S. subsidiaries, as such income is intended to be permanently reinvested; it is not practical to estimate the amount of deferred tax liability on such income.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

S.  EARNINGS PER COMMON SHARE

     The following are reconciliations of the numerators and denominators used in the computations of basic and diluted earnings per common share, in millions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Numerator (basic and diluted):
  Income from continuing operations.........................  $790   $639   $183
  Income from discontinued operations and gain, net.........    16     43     16
  Cumulative effect of accounting change, net...............    --    (92)    --
                                                              ----   ----   ----
  Net income................................................  $806   $590   $199
                                                              ====   ====   ====
Denominator:
  Basic common shares (based on weighted average)...........   479    485    459
  Add:
     Contingent common shares...............................     9     26     13
     Stock option dilution..................................     3      3      3
                                                              ----   ----   ----
  Diluted common shares.....................................   491    514    475
                                                              ====   ====   ====

     The 16,667 shares of outstanding preferred stock, which are convertible into 16,667,000 shares of Company common stock and carry substantially the same attributes as Company common stock, including voting rights and dividends, have been treated as if converted in the computation of basic and diluted common shares.

     Approximately 24 million common shares for 2003, 2002 and 2001, related to the Zero Coupon Convertible Senior Notes due 2031, were not included in the computation of diluted earnings per common share since, at December 31, 2003, 2002 and 2001, they were not convertible according to their terms. Additionally,
7.9 million common shares, 3.5 million common shares and 2.4 million common shares for 2003, 2002 and 2001, respectively, related to stock options were excluded from the computation of diluted earnings per common share due to their anti-dilutive effect since the option exercise price was greater than the Company's average common stock price during the period.

T.  OTHER COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company is subject to lawsuits and pending or asserted claims with respect to matters arising in the ordinary course of business.

     As the Company reported in previous filings, late in the second half of 2002, the Company and its subsidiary, Behr Process Corporation, agreed to two Settlements (the National Settlement and the Washington Settlement) to resolve all class action lawsuits pending in the United States involving certain exterior wood coating products formerly manufactured by Behr. As a result, in the third quarter of 2002, the Company took a litigation charge of approximately $68 million for the estimated cost of the Washington Settlement. This charge did not reflect any offsets for amounts the Company expected to receive from Behr's insurers. The charge included $55 million for the payment of claims, notice, claims administration and plaintiff's litigation costs, and $13 million for Class Counsel fees. In the first quarter of 2003, the Company recorded income of approximately $13 million, principally to reflect an agreement with Behr's insurers to fund a portion of the Class Counsel fees, notice and claims administration costs and plaintiff's litigation costs. Pursuant to the terms of the Washington Settlement and orders entered by the trial court in October and December 2003, the

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

T.  OTHER COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

Company and Behr's insurers made partial payments totaling $2 million on 412 claims that had been recommended for payment by the claims administrator. The deadline for claims in the Washington Settlement was January 17, 2004. Until all claims are processed, the Company has determined that no further adjustment of its original estimate would be appropriate. The Company expects that the evaluation, processing and payment of claims will be completed by September 30, 2004. The total amount of the insurers' contribution related to these claims will not be reasonably estimable until the claims process is completed. The remaining accrual for claims and administration costs is approximately $53 million, reflecting the receipt of approximately $13 million in 2003 from Behr's insurers.

     In the third quarter of 2002, the Company also took a litigation charge of $96 million for the estimated cost of the National Settlement, which included $66 million for the payment of claims, $25 million for Class Counsel fees and $5 million for notice and claims administration costs. As with the Washington Settlement, the charge did not reflect any offsets for amounts the Company expected to receive from Behr's insurers. In the fourth quarter of 2002, the Company recorded income of $19 million to reflect an agreement with Behr's insurers to fund a portion of the Class Counsel fees, and notice and claims administration costs. The filing deadline for claims in the National Settlement was September 2, 2003 and the Company received approximately 3,700 claims, which was a fraction of the number originally projected. The Company estimated the average cost per claim received and, as a result, estimated that the total cost of claims related to the National Settlement will approximate $8 million compared with the $66 million recorded in the third quarter of 2002. Accordingly, the Company reduced the litigation accrual by $58 million in the third quarter of 2003. The total amount of the insurers' contribution related to these claims will not be reasonably estimable until the claims process is completed. The remaining accrual at December 31, 2003 related to claims and administrative costs is approximately $10 million. The Company expects to complete the processing, evaluation and payment of such claims by June 30, 2004.

     In addition, the Company recorded $2 million in 2002 for additional legal costs; the $2 million was paid by the Company in 2003.

  WARRANTY

     Certain of the Company's products and product finishes and services are generally covered by a warranty to be free from defects in material and workmanship for periods ranging from one year to lifetime, under certain circumstances, of the original purchaser. At the time of sale, the Company accrues a warranty liability for estimated costs to provide products, parts or service to repair or replace products in satisfaction of warranty obligations. The Company's estimate of costs to service its warranty obligations is based on historical experience and expectations of future conditions. To the extent that the Company experiences any changes in warranty claim activity or costs associated with servicing those claims, its warranty liability is adjusted accordingly.

     The following is a reconciliation of the Company's warranty liability, in millions:

                                                              2003   2002
                                                              ----   ----
Balance at January 1........................................  $ 65   $ 57
Accruals for warranties issued during the year..............    34     26
Accruals related to pre-existing warranties.................    23     11
Settlements made (in cash or kind) during the year..........   (35)   (30)
Other, net (foreign exchange impact)........................     3      1
                                                              ----   ----
Balance at December 31......................................  $ 90   $ 65
                                                              ====   ====

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

T.  OTHER COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

  ACQUISITION-RELATED COMMITMENTS

     The Company, as part of certain recent acquisition agreements, provides for the payment of additional consideration in either cash or Company common stock, contingent upon whether certain conditions are met, including the operating performance of the acquired business and the price of the Company's common stock.

  Stock Price Guarantees

     Stock price guarantees as of December 31, 2003 are summarized as follows in millions, except per share data:


 SHARES ISSUED                     SETTLEMENT
----------------   MINIMUM         OPTIONS(a)
# OF      ISSUE    STOCK PRICE   --------------
SHARES    PRICE    GUARANTEE     SHARES    CASH    MATURITY DATE
------    ------   -----------   ------    ----   ----------------
  17      $25.21     $31.20        2       $62        7/31/04
   1      $30.00     $40.00        1        20    12/31/04-4/30/05
  --                               --      ---
  18                               3       $82
  ==                               ==      ===

(a) Amounts computed based on the ten-day average of the high and low Company common stock prices ending December 31, 2003 of $27.50. Shares contingently issuable under these guarantees are included in the calculation of diluted earnings per common share.

  Contingent Purchase Price

     As part of certain recent acquisition agreements, the Company has additional consideration payable in cash of approximately $40 million contingent on the operating performance of the acquired businesses.

     As part of the acquisition agreement, certain minority shareholders of Hansgrohe AG hold an option expiring in December 2007 to require the Company to purchase additional shares in Hansgrohe either with cash or common stock. The option value is based on Hansgrohe's operating results and, if exercised at December 31, 2003, would have approximated $21 million; if the option were settled in stock, the common shares to be issued at December 31, 2003 would have approximated 824,000.

     The Company continues to guarantee the value of 1.6 million shares of Company common stock at a stock price of $40 per share related to a 2001 divestiture (through June 2004). The liability for this guarantee, which approximated $20 million and $30 million at December 31, 2003 and 2002, respectively, has been recorded in accrued liabilities and is marked to market each reporting period.

  INVESTMENTS

     With respect to the Company's investments in private equity funds, the Company, at December 31, 2003, has, under certain circumstances, commitments to contribute additional capital to such funds of up to $88 million.

  SHAREHOLDERS' EQUITY

     During 2000, approximately 300 of the Company's key employees purchased from the Company 8.4 million shares of Company common stock for cash totaling $156 million under an Executive Stock Purchase Program ("Program"). The stock was purchased at $18.50 per share, the approximate market price of the common stock at the time of purchase.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

T.  OTHER COMMITMENTS AND CONTINGENCIES -- (CONCLUDED)

     Participants in the Program financed their purchases with five-year full recourse personal loans, at a market interest rate, from a bank syndicate. Each participant is fully responsible at all times for repaying their bank loans when they become due and is personally responsible for 100 percent of any loss in the market value of the purchased stock, except that in the event of death, if the participant is in a loss position, the participant's estate may transfer the purchased stock to the Company and require the Company to assume responsibility for the loan. The Company has guaranteed repayment of the loans, for which the aggregate amount outstanding was approximately $160 million at December 31, 2003, only in the event of a default by a participant. As a further inducement for continued employment beyond the end of this five-year Program, each participant received, as part of the Program, a restricted stock award vesting over a ten-year period. All of these key employees, in order to participate in this Program, were also required to sign a one-year post-employment non-competition agreement with the Company businesses that employ them.

  RESIDUAL VALUE GUARANTEES

     The Company has residual value guarantees resulting from operating leases primarily related to certain of the Company's trucks and other vehicles, in the Installation and Other Services segment. The operating leases are generally for a minimum term of 12 months and are renewable monthly after the first 12 months. At the end of the first 12 months, if the Company cancels the leases, the Company must pay the lessor the difference between the guaranteed residual value and the fair market value of the related trucks. The aggregate value of the residual value guarantees, assuming the fair value at lease termination is zero, is approximately $76 million at December 31, 2003.

  OTHER MATTERS

     The Company enters into contracts, which include reasonable and customary indemnifications that are standard for the industries in which it operates. Such indemnifications include claims against builders for issues relating to the Company's products and workmanship. In conjunction with divestitures and other transactions, the Company generally provides reasonable and customary indemnifications relating to various items including: the enforceability of trademarks; legal and environmental issues; provisions for sales returns; and asset valuations. The Company has never had to pay a material amount related to these indemnifications and evaluates the probability that amounts may be incurred and appropriately records an estimated liability when probable.

U.  PLANNED DISPOSITION OF BUSINESSES -- 2000

     In December 2000, the Company adopted a plan to dispose of several businesses that the Company believed were not core to its long-term growth strategies. A non-cash, pre-tax charge of $90 million was recorded in December 2000. During 2002 and 2001, the Company completed the sale of its StarMark Cabinetry, Inc., Inrecon and American Metal Products businesses for cash proceeds of $247 million, which approximated their combined book values.

     In the fourth quarter of 2002, the Company recognized a pre-tax gain of $16 million related to certain long-lived assets which were written down in December 2000 as part of the Company's plan for disposition.

     The sales and results of operations of the businesses sold in 2002 and 2001 are included in the Company's results of continuing operations through the date of disposition. These businesses contributed sales of $11 million and $237 million in 2002 and 2001, respectively, and operating (loss) profit of $(.4) million and $13 million in 2002 and 2001, respectively; the changes in sales and operating (loss) profit include the effect of dispositions completed in 2002 and 2001.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

V.  SECURITIES OF FURNISHINGS INTERNATIONAL INC.

     During 2001, management of Furnishings International Inc. ("FII") advised the Company that it was pursuing the disposition of all of its businesses and that the expected consideration from the sale of such businesses would not be sufficient to pay amounts due to the Company in accordance with the terms of the junior debt securities. Accordingly, the Company reevaluated the carrying value of its securities of FII and, in the third quarter of 2001, recorded a $460 million pre-tax, non-cash charge to write down this investment to approximately $133 million, which represented the approximate fair value of the consideration ultimately expected to be received from FII for the repayment of the indebtedness. During 2002, FII substantially completed the disposition of its operations. The fair value of the remaining net assets of FII represented proceeds for the Company's investment in securities of FII. The remaining net assets were primarily comprised of notes receivable and other assets of $75 million, four million shares of Furniture Brands International common stock valued at $121 million (which was the market value at June 28, 2002), net of pension obligations of approximately $75 million and other accrued liabilities of $12 million.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

W.  INTERIM FINANCIAL INFORMATION (UNAUDITED)

                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                              QUARTERS ENDED
                                       ------------------------------------------------------------
                                       TOTAL YEAR   DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31
                                       ----------   -----------   ------------   -------   --------
2003:
Net sales............................   $10,571       $2,768         $2,823      $2,628     $2,352
Gross profit.........................   $ 3,241       $  852         $  874      $  807     $  708
Income from continuing operations....   $   790       $  154         $  258      $  220     $  158
Net income...........................   $   806       $   92         $  319      $  229     $  166
Earnings per common share:
  Basic:
     Income from continuing
       operations....................   $  1.65       $  .33         $  .54      $  .46     $  .32
     Net income......................   $  1.68       $  .20         $  .67      $  .48     $  .34
  Diluted:
     Income from continuing
       operations....................   $  1.61       $  .32         $  .53      $  .44     $  .30
     Net income......................   $  1.64       $  .19         $  .65      $  .46     $  .32
2002:
Net sales............................   $ 8,831       $2,339         $2,361      $2,164     $1,967
Gross profit.........................   $ 2,791       $  711         $  754      $  718     $  608
Income from continuing operations....   $   639       $  184         $  110      $  202     $  143
Net income...........................   $   590       $  195         $  123      $  214     $   58
Earnings per common share:
  Basic:
     Income from continuing
       operations....................   $  1.32       $  .37         $  .22      $  .42     $  .31
     Net income......................   $  1.22       $  .39         $  .25      $  .45     $  .12
  Diluted:
     Income from continuing
       operations....................   $  1.24       $  .35         $  .21      $  .40     $  .30
     Net income......................   $  1.15       $  .37         $  .24      $  .43     $  .12

     Income per common share amounts for the four quarters of 2003 and 2002 do not total to the per common share amounts for the years ended December 31, 2003 and 2002 due to the timing of common stock repurchases and the effect of contingently issuable common shares.

     Fourth quarter 2003 net income includes a $113 million after-tax ($137 million pre-tax), non-cash goodwill impairment charge. Third quarter 2003 net income includes a $54 million after-tax ($91 million pre-tax) gain from the disposition of certain businesses. Third quarter 2003 also includes adjustments of $59 million related to European accounting charges including a $5 million non-cash goodwill impairment charge.

     First quarter 2002 net income includes a $92 million after-tax ($117 million pre-tax), non-cash goodwill impairment charge recognized as a cumulative effect of accounting change effective January 1, 2002. Third quarter 2002 net income includes a $104 million after-tax ($166 million pre-tax) charge for the Behr litigation settlement. Fourth quarter 2002 net income includes a $12 million after-tax ($19 million pre-tax) insurance recovery relating to the Behr litigation settlement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The financial and business analysis below provides information which the Company believes is relevant to an assessment and understanding of the Company's consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes.

     The following discussion and certain other sections of this report contain statements reflecting the Company's views about its future performance and constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These views involve risks and uncertainties that are difficult to predict and, accordingly, the Company's actual results may differ materially from the results discussed in such forward-looking statements. Readers should consider that various factors, including changes in general economic conditions and competitive market conditions; pricing pressures; relationships with key customers; industry consolidation of retailers, wholesalers and builders; shifts in distribution; the influence of e-commerce; and other factors discussed in the "Executive Level Overview," "Critical Accounting Policies and Estimates" and "Outlook for the Company" sections, may affect the Company's performance. The Company undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

EXECUTIVE LEVEL OVERVIEW

     The Company is engaged principally in the manufacture and sale of home improvement and building products. These products are sold to the home improvement and home construction markets through mass merchandisers, hardware stores, home centers, builders, distributors and other outlets for consumers and contractors. The Company also supplies and installs insulation and other building products for builders in the new construction market.

     Factors that affect the Company's results of operations include the levels of home improvement and residential construction activity principally in North America and Europe (including repair and remodeling and new construction), the Company's ability to effectively manage its overall cost structure, fluctuations in European currencies (primarily the European euro and Great Britain pound), the importance of and the Company's relationships with home centers (including The Home Depot, which represented approximately 23 percent of the Company's sales in 2003) as distributors of home improvement and building products and the Company's ability to maintain its leadership positions in its markets in the face of increasing global competition. Historically, the Company has been able to largely offset the impact on its revenues of cyclical declines in new construction and home improvement markets through new product introductions and acquisitions as well as market share gains.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The Company's discussion and analysis of its financial condition and results of operations are based on the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company regularly reviews its estimates, which are based on historical experience and on various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

     The Company believes that the following critical accounting policies are affected by significant judgments and estimates used in the preparation of its consolidated financial statements.

     The Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing arrangements, promotions and other volume-based incentives. Allowances for doubtful accounts receivable are maintained for estimated losses resulting from the inability of customers to make required payments. Inventories are recorded at the lower of cost or net realizable value with expense estimates made for obsolescence or unsaleable inventory equal to the difference between the recorded cost of inventories and their estimated market value based on assumptions about future demand and market conditions. On an on-going basis, the Company monitors these estimates and records adjustments for differences between estimates and actual experience. Historically, actual results have not significantly deviated from those determined using these estimates.

     The Company maintains investments in marketable equity securities and bond funds, which aggregated $517 million, and a number of private equity funds, which aggregated $332 million, at December 31, 2003. The investments in private equity funds are carried at cost and are evaluated for impairment at each reporting period, or when circumstances indicate an impairment may exist, using information made available by the fund managers and other assumptions. The investments in marketable equity securities and bond funds are carried at fair value, and unrealized gains and unrealized losses (that are deemed to be temporary) are recorded as a component of shareholders' equity, net of tax effect, in other comprehensive income (loss). The Company records an impairment charge to earnings when an investment has experienced a decline in value that is deemed to be other-than-temporary. Future changes in market conditions, the performance of underlying investments or new information provided by private equity fund managers could affect the recorded values of such investments and the amounts realized upon liquidation.

     The Company records the excess of purchase cost over the fair value of net tangible assets of acquired companies as goodwill or other identifiable intangible assets. On January 1, 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," became effective. In accordance with SFAS No. 142, the Company is no longer recording amortization expense related to goodwill and other indefinite-lived intangible assets. In the fourth quarter of 2003, the Company completed the annual impairment testing of goodwill and other indefinite-lived intangible assets utilizing a discounted cash flow method. This test indicated that goodwill related to certain European businesses was impaired. The Company recognized a non-cash, pre-tax impairment charge of $48 million ($42 million after-tax) in the fourth quarter of 2003. In the third quarter of 2003, the Company also recognized a non-cash impairment charge of $5 million related to a business unit in the United Kingdom, as discussed in Business Segment Results. Intangible assets with finite useful lives are amortized over their estimated lives. The Company evaluates the remaining useful lives of amortizable intangible assets at each reporting period to determine whether events and circumstances warrant a revision to the remaining periods of amortization.

     Determining market values using a discounted cash flow method requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. The Company's judgments are based on historical experience, current market trends and other information. While the Company believes that the estimates and assumptions underlying the valuation methodology are reasonable, different assumptions could result in a different outcome. In estimating future cash flows, the Company relies on internally generated five-year forecasts for sales and operating profits, including capital expenditures and generally a three percent long-term assumed growth rate of cash flows for periods after the five-year forecast. The Company generally develops these forecasts based on recent sales data for existing products, planned timing of new product launches, housing starts and repair and remodeling estimates for existing homes.

     In the fourth quarter of 2003, the Company estimated that future discounted cash flows projected for most of its individual business units were greater than the carrying values related to business units with goodwill and other indefinite-lived intangible assets. Any increases in estimated discounted cash flows would have no impact on the reported value of goodwill.

     Accounting for defined-benefit pension plans involves estimating the cost of benefits to be provided in the future, based on vested years of service, and attributing those costs over the time period each employee works. Pension costs and obligations of the Company are developed from actuarial valuations. Inherent in these valuations are key assumptions regarding inflation, expected return on plan assets, mortality rates, compensation increases and discount rates for obligations. The Company considers current market conditions, including changes in interest rates, in selecting these assumptions. The Company selects these assumptions with assistance from outside advisors such as consultants, lawyers and actuaries. Changes in assumptions used could result in changes to the related pension costs and obligations within the Company's consolidated financial statements in any given period.

     In 2003, the Company decreased its discount rate for obligations to 6.25 percent from 6.75 percent, which reflects the decline in long-term interest rates. The assumed asset return is 8.5 percent, reflecting the expected long-term return on plan assets.

     The Company's underfunded amount for the difference between the projected benefit obligation and plan assets decreased to $137 million from $183 million in 2002. This is primarily the result of asset returns above projections and Company contributions. The plan assets in 2003 had a net gain of approximately 23 percent as compared with an increase of 21 percent for the largest 1,000 Plan Benchmark.

     The Company's projected benefit obligation relating to the unfunded non-qualified supplemental pension plans was $110 million for 2003 compared with $82 million for 2002. The Company's underfunded amount for the difference between the projected benefit obligation and plan assets for its foreign pension plans was $42 million for 2003 compared with $22 million for 2002.

     The Company expects pension expense for its defined-benefit plans to decrease by approximately $7 million in 2004, principally due to higher asset returns achieved in 2003 compared with the projection. If the Company assumed that the future return on plan assets was 8 percent instead of 8.5 percent, the pension expense for 2004 would increase by approximately $2 million.

     The Company has considered future income and gains from investments and other identified tax-planning strategies, including the potential sale of certain operating assets, in assessing the need for establishing a valuation allowance against its deferred tax assets at December 31, 2003, particularly related to its after-tax capital loss carryforward of $62 million. Should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, a valuation allowance would be recorded in the period such determination is made.

     Certain of the Company's products and product finishes and services are generally covered by a warranty to be free from defects in material and workmanship for periods ranging from one year to lifetime, under certain circumstances, of the original purchaser. At the time of the sale, the Company accrues a warranty liability for estimated costs to provide products, parts or services to repair or replace products in satisfaction of warranty obligations. The Company's estimate of costs to service its warranty obligations is based on historical experience and expectations of future conditions. To the extent the Company experiences any changes in warranty claim activity or costs associated with servicing those claims, its warranty liability is adjusted accordingly.

     The Company is subject to lawsuits and pending or asserted claims (including income taxes) with respect to matters generally arising in the ordinary course of business. Liabilities and costs associated with these matters require estimates and judgments based on the professional knowledge and experience of management and its legal counsel. When estimates of the Company's exposure for lawsuits and pending or asserted claims meet the criteria of SFAS No. 5, "Accounting for Contingencies," amounts are recorded as charges to earnings. The ultimate resolution of any such exposure to the Company may differ due to subsequent developments.

     The Company used estimates for the number of claims expected and the average cost per claim to determine the liability related to the Behr litigation settlement in 2002. In 2003, the Company received a fraction of the claims originally estimated and reduced its accrual for litigation settlement by $58 million.

CORPORATE DEVELOPMENT STRATEGY

     Acquisitions over the last several years have enabled the Company to build a unique critical mass that has given the Company a strong position in the markets it serves and has increased the Company's importance to its customers. The Company is now intensifying its focus on leveraging the critical mass to build greater value for its shareholders. Going forward, the Company will have a more balanced growth strategy of internal growth, share repurchases and fewer acquisitions with increased emphasis on cash flow and return on invested capital. As part of its strategic planning, the Company continues to review all of its businesses to determine which businesses are core to continuing operations.

     The Company reviews its business portfolio on an ongoing basis as part of its corporate strategic planning and, in the first quarter of 2004, has determined that several European businesses are not core to the Company's long-term growth strategy and, accordingly, has embarked on a plan of disposition. These businesses had combined 2003 net sales in excess of $350 million and an approximate net book value of $330 million. The Company expects aggregate net proceeds from the dispositions to approximate $250 million. The dispositions are expected to be completed by March 31, 2005 and the Company expects to recognize a modest net loss upon the disposition of all of these businesses. First quarter 2004 results will include a charge to reflect those businesses that are expected to be divested at a loss. Any gains resulting from the disposition of individual businesses will be recognized as such transactions are completed.

     During 2003, the Company acquired PowerShot Tool Company, Inc. (Other Specialty Products segment), and several relatively small installation service companies (Installation and Other Services segment). PowerShot Tool Company is a manufacturer of fastening products, including staple guns, glue guns, hammer tackers and riveting products, headquartered in New Jersey. The results of these acquisitions are included in the consolidated financial statements from the respective dates of acquisition. The aggregate net purchase price of these acquisitions was $63 million, and included cash of $57 million and debt of $6 million. The Company also paid an additional $182 million of acquisition-related consideration, including amounts to satisfy share price guarantees, contingent consideration and other purchase price adjustments, in 2003, relating to previously acquired companies.

     These acquisitions provide the Company with opportunities to broaden its product and service offerings and enter new markets, and contributed approximately $50 million in net sales for the year ended December 31, 2003. See Note C to the consolidated financial statements for additional information regarding acquisitions.

     On September 30, 2003, the Company completed the sale of its Baldwin Hardware and Weiser Lock businesses. Baldwin and Weiser were included in the Decorative Architectural Products segment and manufacture a wide range of architectural and decorative products, including builders' hardware and locksets. In a separate transaction on September 30, 2003, the Company also completed the sale of the Marvel Group. Marvel manufactures office workstations and machine stands, and was included in the Other Specialty Products segment. The sale of these businesses reflects the Company's continuing commitment to deploy the Company's assets in businesses that support its operating strategies and provide the greatest opportunities to create value for the Company's shareholders. Total proceeds from the sale of these companies were $289 million, including cash of $286 million and notes receivable of $3 million.

     The sales and results of operations of the businesses sold in 2003 are included in the Company's results from discontinued operations through the date of disposition. These businesses contributed net sales of $198 million, $271 million and $269 million in 2003, 2002 and 2001, respectively, and income (loss) before income taxes of $21 million, $29 million and $(4) million in 2003, 2002 and 2001, respectively.

     The sales and results of operations of the 2004 businesses held for sale are included in the Company's results from discontinued operations. These businesses contributed net sales of $365 million, $318 million and $310 million in 2003, 2002 and 2001, respectively, and (loss) income before income taxes of $(64) million, $35 million and $28 million in 2003, 2002 and 2001, respectively.
(Loss) income before income taxes includes a non-cash, pre-tax goodwill impairment charge of $89 million for the year ended December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has largely funded its growth through cash provided by a combination of its operations, long-term bank debt and other borrowings, and by the issuance of Company common stock, including issuances for certain mergers and acquisitions.

     Bank credit lines are maintained to ensure the availability of funds. The credit lines with banks syndicated in the United States at December 31, 2003 include a $1.25 billion Amended and Restated 5-year Revolving Credit Agreement due and payable in November 2005 and a $750 million 364-day Revolving Credit Agreement that expires in November 2004. These agreements allow for borrowings denominated in U.S. dollars or European euros. The previous 364-day revolving credit agreement expired in November 2003. There were no borrowings under either agreement during 2003. Interest is payable on borrowings under these agreements based on various floating rate options as selected by the Company.

     Certain debt agreements contain limitations on additional borrowings; at December 31, 2003, the Company had additional borrowing capacity, subject to availability, of up to $2.5 billion. Certain debt agreements also contain a requirement for maintaining a certain level of net worth; at December 31, 2003, the Company's net worth exceeded such requirement by approximately $2 billion.

     In December 2002, the Company replenished the amount of debt and equity securities issuable under its unallocated shelf registration statement with the Securities and Exchange Commission pursuant to which the Company is able to issue up to a combined $2 billion of debt and equity securities. In addition, the Company increased its shelf registration related to common stock that can be issued in connection with acquisitions to 50 million shares.

     The Company had cash and cash investments of $795 million at December 31, 2003 as a result of strong cash flows from operations and the disposition of certain businesses in 2003.

     During 2003, the Company increased its quarterly common stock dividend 14 percent to $.16 per common share. This marks the 45th consecutive year in which dividends have been increased. Although the Company is aware of the greater interest in yield by many investors and has maintained an increased dividend payout in recent years, the Company continues to believe that its shareholders' long-term interests are best served by investing a significant portion of its earnings in the future growth of the Company.

     Maintaining high levels of liquidity and cash flow are among the Company's financial strategies. The Company's total debt as a percent of total capitalization decreased to 43 percent at December 31, 2003 from 47 percent at December 31, 2002. The Company's working capital ratio was 1.8 to 1 and 2.0 to 1 at December 31, 2003 and 2002, respectively.

     The Company has limited involvement with derivative financial instruments and does not use derivatives for trading purposes. The derivatives used by the Company for the year ended December 31, 2003 consist of interest rate swaps entered into late in 2003, for the purpose of effectively converting a portion of fixed-rate debt to floating-rate debt which is expected to reduce interest expense, given current interest rates. Certain of the Company's European operations also entered into foreign exchange forward contracts for the purpose of managing exposure to currency fluctuations related to the United States dollar and the Great Britain pound. Generally, under interest rate swaps, the Company agrees with a counterparty to exchange the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The derivative contracts are with two major creditworthy institutions, thereby minimizing the risk of credit loss. The interest rate swaps are considered a fair-value hedge and the interest rate differential on interest rate swaps used to hedge existing debt is recognized as an adjustment to interest expense or income over the term of the agreement. For fair-value hedge transactions, changes in the fair value of the derivative and changes in the fair value of the item hedged are recorded in determining earnings.

     The average variable interest rates are based on the London Interbank Offered Rate ("LIBOR") plus a fixed adjustment factor. The average effective rate on the interest rate swaps is 2.25%. The interest rate swap agreements cover a notional amount of $850 million of the Company's fixed-rate debt due July 15, 2012 at an interest rate of 5.875%. The hedge is considered 100 percent effective because all of the critical terms of the derivative financial instruments match those of the hedged item. Accordingly, no gain or loss on the value of the hedge was recognized in the Company's statement of income for the year ended December 31, 2003. The amount recognized as an adjustment (reduction) of interest expense was approximately $3 million for the year ended December 31, 2003.

CASH FLOWS

     Significant sources and (uses) of cash in the past three years are summarized as follows, in millions:

                                                               2003     2002    2001
                                                              ------   ------   ----
Net cash from operating activities..........................  $1,421   $1,225   $967
(Decrease) increase in debt, net............................    (541)     634    202
Proceeds from disposition of:
  Businesses, net of cash disposed..........................     284       21    232
  Equity investment.........................................      75       --     --
Issuance of Company common stock............................      37      598     --
Acquisition of businesses, net of cash acquired.............    (239)    (736)  (589)
Capital expenditures........................................    (271)    (285)  (274)
Cash dividends paid.........................................    (286)    (268)  (244)
Purchase of Company common stock for:
  Retirement................................................    (779)    (166)   (67)
  Long-term stock incentive award plan......................     (48)     (31)   (49)
Proceeds (purchases) of marketable equity securities, bond
  funds and other investments, net..........................      55     (327)   (33)
Decrease (increase) in long-term notes receivable, net......      19      (22)     8
Effect of exchange rates....................................      52       59      1
Other, net..................................................     (51)      53    (11)
                                                              ------   ------   ----
  Cash (decrease) increase..................................  $ (272)  $  755   $143
                                                              ======   ======   ====

     The Company's cash and cash investments decreased $272 million to $795 million at December 31, 2003, from $1,067 million at December 31, 2002.

     Net cash provided by operations in 2003 of $1.4 billion consisted primarily of net income adjusted for non-cash items, including depreciation and amortization of $244 million, income of $72 million related to the litigation settlement, a $142 million charge (including $5 million recorded in the third quarter of 2003) related to goodwill impairment, a $19 million charge for the impairment of certain investments and other non-cash items. Excluding working capital of acquired companies at the time of acquisition, net working capital decreased by approximately $36 million.

     The Company expects cash flows from operations to continue to increase due to improvements in inventory and working capital management as well as continuing strong business trends. Days sales in accounts receivable at December 31, 2003 were comparable to 2002 levels, days sales in inventory decreased to 47 days at December 31, 2003 from 56 days at December 31, 2002, and accounts payable days increased to 36 days at December 31, 2003 compared with 33 days at December 31, 2002, primarily due to the Company's working capital improvement initiatives.

     Cash used for financing activities in 2003 was $1.6 billion, and included cash outflows of $286 million for cash dividends paid, $452 million for the retirement of notes (including interest expense and loss on early retirement), $779 million for the acquisition and retirement of Company common stock in open-market transactions, $48 million for the acquisition of Company common stock for the Company's long-term stock incentive award plan, $89 million principally for the net payment of other debt and $37 million from the issuance of Company common stock for the exercise of stock options.

     At December 31, 2003, the Company had remaining Board of Directors' authorization to repurchase up to an additional 48 million shares of its common stock in open-market transactions or otherwise. In January 2004, the Company repurchased an additional five million shares of Company common stock.

     Cash used for investing activities was $128 million in 2003 and included $271 million for capital expenditures, $239 million for acquisitions and additional acquisition-related consideration relating to previously acquired companies and $32 million for other net cash outflows. Cash provided by investing activities in 2003 included $284 million of proceeds from the disposition of businesses, $55 million from the net sales of marketable equity securities, bond funds and other investments and $75 million from the sale of the equity investment in Emco.

     The Company continues to invest in automating its manufacturing operations and increasing its productivity, in order to be a more efficient producer and to improve customer service. Capital expenditures for 2003 were $271 million, compared with $285 million for 2002 and $274 million for 2001; for 2004, capital expenditures, excluding those of any potential 2004 acquisitions or divestitures, are expected to approximate $350 million. Depreciation and amortization expense for 2003 totaled $244 million, compared with $220 million for 2002 and $269 million for 2001; for 2004, depreciation and amortization expense, excluding any potential 2004 acquisitions or divestitures, is expected to approximate $270 million. Amortization expense totaled $32 million, $39 million and $106 million in 2003, 2002 and 2001, respectively, including goodwill amortization of $93 million in 2001.

     Costs of environmental responsibilities and compliance with existing environmental laws and regulations have not had, nor in the opinion of the Company are they expected to have, a material effect on the Company's capital expenditures, financial position or results of operations.

     The Company believes that its present cash balance and cash flows from operations are sufficient to fund its near-term working capital and other investment needs. The Company believes that its longer-term working capital and other general corporate requirements will be satisfied through cash flows from operations and, to the extent necessary, from bank borrowings, future financial market activities and proceeds from asset sales.

CONSOLIDATED RESULTS OF OPERATIONS

     The Company reports its financial results in accordance with generally accepted accounting principles ("GAAP") in the United States. However, the Company believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results.

SALES AND OPERATIONS

     Net sales for 2003 were $10.6 billion, representing an increase of 20 percent over 2002. Excluding results from acquisitions and divestitures, net sales increased nine percent (including a two percent increase relating to the effect of currency translation) compared with 2002. The increase in net sales in 2003 is principally due to higher unit sales volume of certain products, particularly assembled cabinets, architectural coatings, installation services, vinyl windows and faucets. The following table reconciles reported net sales to net sales excluding acquisitions and divestitures, in millions:

                                                               TWELVE MONTHS
                                                                   ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               2003      2002
                                                              -------   ------
Net sales, as reported......................................  $10,571   $8,831
  -- Acquisitions...........................................   (1,334)    (320)
  -- Divestitures(a)........................................       --      (13)
                                                              -------   ------
Net sales, excluding acquisitions and divestitures..........    9,237    8,498
  -- Currency translation...................................     (168)      --
                                                              -------   ------
Net sales, excluding acquisitions, divestitures and the
  effect of currency........................................  $ 9,069   $8,498
                                                              =======   ======

(a) Refers to divestitures completed prior to January 1, 2003. Divestitures completed subsequent to January 1, 2003 are considered discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Sales related to discontinued operations are not included in the Company's net sales, as reported, for any period presented.

     The Company's gross profit margins were 30.7 percent, 31.6 percent and 30.2 percent for the years ended December 31, 2003, 2002 and 2001, respectively. The decline in the 2003 gross profit margins reflects increased sales in segments with somewhat lower margins, relatively higher International sales (which have lower gross profit margins), new product launch costs as well as increased energy costs which impacted material, freight and other operating costs.

     Selling, general and administrative expenses excluding general corporate expense as a percent of sales were 15.7 percent in 2003 compared with 14.7 percent in both 2002 and 2001, with the 2003 increase reflecting increased advertising and promotion costs as well as increased insurance and pension costs.

     Operating profit margins, as reported, were 14.0 percent, 14.3 percent and
13.1 percent in 2003, 2002 and 2001, respectively. Operating profit margins excluding general corporate expense, the income/charge for litigation settlement (2003 and 2002), the goodwill impairment charge (2003), income related to the planned disposition of businesses (2002) and goodwill amortization expense
(2001) were 14.9 percent, 16.9 percent and 15.5 percent in 2003, 2002 and 2001, respectively. The overall decline in the 2003 operating profit margins is primarily due to increased energy, insurance, pension, advertising and promotion costs as well as adjustments as discussed in the Business Segment Results related to certain United Kingdom business units.

  OTHER INCOME (EXPENSE), NET

     In 2003 and 2002, the Company recorded $19 million and $24 million, respectively, of pre-tax, non-cash charges for the write-down of certain private equity funds and other financial investments.

     Other, net in 2003 include $23 million of realized gains, net from the sale of marketable equity securities, dividend income of $25 million and $17 million of income, net regarding private equity funds. Other, net in 2003 also include a $5 million gain from the sale of the Company's equity investment in Emco, $7 million of losses on the early retirement of debt, realized foreign currency exchange losses of $4 million and other miscellaneous expenses.

     Other, net in 2002 include $39 million of realized losses, net from the sale of marketable equity securities and dividend income of $17 million. In addition, the Company incurred $14 million of losses related to interest ratelock transactions entered into in anticipation of the Company issuing fixed-rate debt in 2002. Other items, net in 2002 include realized foreign currency exchange losses of $3 million and other miscellaneous expenses.

     In 2001, the Company recorded an aggregate $530 million pre-tax, non-cash charge for the write-down of certain investments, including $460 million for the securities of Furnishings International Inc. ("FII") held by the Company and $70 million for an other-than-temporary decline in the fair value of principally technology-related marketable equity securities investments.

     Other interest income for 2001 includes $29 million from the 12% pay-in-kind junior debt securities of FII.

     Other, net in 2001 include $13 million of realized gains, net from the sale of marketable equity securities, dividend income of $8 million and $4 million of income, net regarding private equity funds. Other items, net in 2001 also include realized foreign currency exchange losses of $5 million and other miscellaneous expenses.

     Interest expense was $261 million, $235 million and $237 million in 2003, 2002 and 2001, respectively. The increase in interest expense in 2003 is primarily due to increased fixed-rate borrowings in the last half of 2002.

  INCOME AND EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS

     Income from continuing operations and diluted earnings per common share for 2003 were $790 million and $1.61 per common share. Income from continuing operations for 2003 includes a pre-tax, non-cash goodwill impairment charge of $53 million ($47 million or $.10 per common share, after-tax). Income from continuing operations and diluted earnings per common share for 2002 were $639 million and $1.24 per common share. Income from continuing operations in 2002 was negatively affected by a $147 million pre-tax charge for a litigation settlement ($92 million or $.18 per common share, after-tax). Income from continuing operations and diluted earnings per common share for 2001 were $183 million and $.39 per common share. Income from continuing operations for 2001 included a $530 million pre-tax ($344 million or $.72 per common share, after-tax), non-cash charge for the write-down of certain investments.

     The Company's effective tax rate for income from continuing operations was 37 percent in 2003 compared with 34 percent in both 2002 and 2001. The increase in 2003 was due principally to a lower tax benefit related to the goodwill impairment charge as well as an increase in domestic earnings (relative to total earnings), which are taxed at a higher rate than earnings from the Company's foreign operations. The Company estimates that its effective tax rate should approximate 36 percent for 2004.

OUTLOOK FOR THE COMPANY

     Favorable sales performance has continued in early 2004 and, based on current business trends, the Company believes that it will achieve record sales and earnings for the full year 2004 from continuing operations, excluding any disposition charge. The Company expects certain operating expenses will continue to increase in 2004, including such items as energy, insurance and certain material and freight costs.

     The Company has embarked on a plan of disposition for several of its European businesses which are not core to the Company's long-term growth strategy. The dispositions are expected to be completed by March 31, 2005 and the Company expects to recognize a modest net loss upon the disposition of all of these businesses.

BUSINESS SEGMENT AND GEOGRAPHIC AREA RESULTS

     The following table sets forth the Company's net sales and operating profit information by business segment and geographic area, dollars in millions.

                                                                                            PERCENT
                                                                                           INCREASE
                                                                                          -----------
                                                                                          2003   2002
                                                                                          VS.    VS.
                                                               2003      2002     2001    2002   2001
                                                              -------   ------   ------   ----   ----
NET SALES:
  Cabinets and Related Products.............................  $ 2,879   $2,644   $2,417    9%     9%
  Plumbing Products.........................................    2,684    2,068    1,773   30%    17%
  Installation and Other Services...........................    2,411    1,845    1,692   31%     9%
  Decorative Architectural Products.........................    1,449    1,292    1,163   12%    11%
  Other Specialty Products..................................    1,148      982      660   17%    49%
                                                              -------   ------   ------
    TOTAL...................................................  $10,571   $8,831   $7,705   20%    15%
                                                              =======   ======   ======
  North America.............................................  $ 8,763   $7,686   $6,745   14%    14%
  International, principally Europe.........................    1,808    1,145      960   58%    19%
                                                              -------   ------   ------
    TOTAL...................................................  $10,571   $8,831   $7,705   20%    15%
                                                              =======   ======   ======


                                                            2003    2003(b)    2002    2001(c)   2001(d)
                                                           ------   ------    ------   ------    ------
OPERATING PROFIT:(A)
  Cabinets and Related Products..........................  $  441   $  441    $  367   $  257    $  245
  Plumbing Products......................................     343      360       341      252       245
  Installation and Other Services........................     368      368       304      287       243
  Decorative Architectural Products......................     210      215       307      268       256
  Other Specialty Products...............................     178      209       193      130       118
                                                           ------   ------    ------   ------    ------
    TOTAL................................................  $1,540   $1,593    $1,512   $1,194    $1,107
  General corporate expense, net.........................    (112)    (112)      (98)     (96)      (96)
  Income (charge) for litigation settlement, net.........      72       72      (147)      --        --
  Expense related to accelerated benefits................     (16)     (16)       --       --        --
                                                           ------   ------    ------   ------    ------
    TOTAL, AS REPORTED...................................  $1,484   $1,537    $1,267   $1,098    $1,011
  North America..........................................  $1,433   $1,433    $1,347   $1,080    $1,011
  International, principally Europe......................     107      160       165      114        96
                                                           ------   ------    ------   ------    ------
    TOTAL................................................   1,540    1,593     1,512    1,194     1,107
  General corporate expense, net.........................    (112)    (112)      (98)     (96)      (96)
  Income (charge) for litigation settlement, net.........      72       72      (147)      --        --
  Expense related to accelerated benefits................     (16)     (16)       --       --        --
                                                           ------   ------    ------   ------    ------
    TOTAL, AS REPORTED...................................  $1,484   $1,537    $1,267   $1,098    $1,011


                                                            2003    2003(b)   2002    2001(c)   2001(d)
                                                            -----    -----    -----    -----     -----
OPERATING PROFIT MARGIN:(A)
  Cabinets and Related Products...........................  15.3%    15.3%    13.9%    10.6%     10.1%
  Plumbing Products.......................................  12.8%    13.4%    16.5%    14.2%     13.8%
  Installation and Other Services.........................  15.3%    15.3%    16.5%    17.0%     14.4%
  Decorative Architectural Products.......................  14.5%    14.8%    23.8%    23.0%     22.0%
  Other Specialty Products................................  15.5%    18.2%    19.7%    19.7%     17.9%
  North America...........................................  16.4%    16.4%    17.5%    16.0%     15.0%
  International, principally Europe.......................   5.9%     8.8%    14.4%    11.9%     10.0%
    TOTAL.................................................  14.6%    15.1%    17.1%    15.5%     14.4%
  TOTAL OPERATING PROFIT MARGIN, AS REPORTED..............  14.0%      N/A    14.3%      N/A     13.1%

(A) Before: general corporate expense; accelerated benefit expense related to the unexpected passing of the Company's President and Chief Operating Officer in 2003; and income (charge) regarding the Behr litigation settlement (related to the Decorative Architectural Products segment).

(B) Excluding goodwill impairment charge. The 2003 goodwill impairment charge was as follows: Plumbing Products -- $17 million; Decorative Architectural Products -- $5 million and Other Specialty Products -- $31 million.

(C)  Excluding goodwill amortization.

(D)  Including goodwill amortization.

BUSINESS SEGMENT RESULTS DISCUSSION

     Changes in operating profit margins in the following Business Segment and Geographic Area Results discussion exclude general corporate expense, the income/charge for the litigation settlement, net, the goodwill impairment charge in 2003 and goodwill amortization expense in 2001.

  CABINETS AND RELATED PRODUCTS

     Net sales of Cabinets and Related Products increased 9 percent in 2003 compared with 2002 due primarily to increased sales volume of assembled cabinets largely through North American retail distribution channels at major home centers and through the new construction market in the United States, as well as a more favorable product mix. Net sales of Cabinets and Related Products increased 9 percent in 2002 compared with 2001 due to increased sales volume of cabinets largely through expansion of North American retail distribution channels at major home centers as well as new product introductions. This segment was favorably influenced by a weaker U.S. dollar in 2003 and 2002, which affected the translation of local currencies of European operations included in this segment.

     Operating profit margins were 15.3 percent, 13.9 percent and 10.6 percent for the years ended December 31, 2003, 2002 and 2001, respectively. Operating profit margins in 2003 reflect the positive effect of higher sales volume as well as lower fixed costs resulting from the rationalization of existing manufacturing capacity. Operating profit margins in 2002 were positively influenced by increased unit sales volume, profit improvement initiatives and the reduction of both plant shutdown costs and other asset write-downs, offset in part by costs related to a discontinued product line. Operating profit margins in 2001 were negatively influenced by plant shutdown costs, the under-absorption of fixed costs, higher energy costs, increased bad debt expense and the lower results of European operations.

  PLUMBING PRODUCTS

     Net sales of Plumbing Products increased 30 percent in 2003 compared with 2002 primarily due to acquisitions (principally the acquisition of the majority interest in Hansgrohe in December 2002) as well as the effect of a weaker U.S. dollar which had a favorable impact on the translation of local currencies of European operations included in this segment. Net sales of Plumbing Products increased 17 percent in 2002 compared with 2001 due to the favorable influence of new product introductions, which contributed to higher unit sales volume of faucets to retailers in 2002 as well as increased growth in the wholesale distribution channels. The increase in sales of Plumbing Products in 2002 also includes the influence of inventory reduction programs of certain key customers in the first six months of 2001, which reduced sales in 2001 and favorably influenced the 2002 versus 2001 comparisons.

     Operating profit margins were 13.4 percent, 16.5 percent and 14.2 percent for the years ended December 31, 2003, 2002 and 2001, respectively. Operating profit margins in 2003 include the effect of a recently acquired company that has lower margins than the segment average as well as inventory adjustments and a decline in operating margins of certain European operations, including a non-cash, pre-tax charge of approximately $4 million relating to a United Kingdom business unit as discussed below. Operating profit margins in 2002 include the favorable effect of a $16 million pre-tax gain relating to the reclassification of certain assets to held and used in accordance with SFAS No.
144. Operating profit margins in 2002 were favorably affected by the leveraging of fixed costs over increased unit sales volume as well as the Company's profit improvement initiatives. Operating profit margins in 2001 were negatively affected by competitive pricing pressures and the lower results of European companies.

     During 2003, the Company detected that an employee at a United Kingdom business unit in the Plumbing Products segment had circumvented internal controls and overstated operating results by approximately $4 million in 2002. This overstatement was corrected in the third quarter of 2003. The Company made the appropriate personnel changes and completed its review of the business unit in the fourth quarter of 2003 and determined that no further adjustment was necessary.

  INSTALLATION AND OTHER SERVICES

     Net sales of Installation and Other Services increased 31 percent in 2003 compared with 2002 and 9 percent in 2002 compared with 2001. The increase in net sales for this segment in 2003 and 2002 was principally attributable to acquisitions (principally the acquisition of Service Partners in September 2002) and a stronger new-housing market as well as increased sales of non-insulation products. Operating profit margins were 15.3 percent, 16.5 percent and 17.0 percent for the years ended December 31, 2003, 2002 and 2001, respectively. The decline in operating profit margins in 2003 is primarily attributable to adverse weather conditions (which reduced sales) experienced in the first half of 2003 as well as increased sales of generally lower-margin non-insulation products.

  DECORATIVE ARCHITECTURAL PRODUCTS

     Net sales of Decorative Architectural Products increased 12 percent in 2003 compared with 2002. Net sales of Decorative Architectural Products increased 11 percent in 2002 compared with 2001. The increases in net sales in 2003 and 2002 are primarily due to higher unit sales volume of paints, stains and decorative hardware through North American retail distribution channels.

     Operating profit margins were 14.8 percent, 23.8 percent and 23.0 percent for the years ended December 31, 2003, 2002 and 2001, respectively. Operating profit margins for this segment in 2003 were impacted by increased advertising costs, including additional costs associated with new in-store paint display centers, and fixed asset and inventory adjustments reflecting excess, obsolete and resourced products related to decorative hardware. Operating profit margins for 2003 also include the effect of a non-cash, pre-tax charge of approximately $55 million related to a United Kingdom business unit discussed below.

     During 2003, the Company recorded a non-cash, pre-tax charge which reduced operating profit by approximately $35 million with respect to a United Kingdom business unit in the Decorative Architectural Products segment. The charge relates primarily to a business system implementation failure which allowed former management to circumvent internal controls and artificially inflate the unit's operating profit in years prior to 2003. The Company also determined that goodwill was impaired and recorded a $5 million charge in the third quarter of 2003.

     Finally, the Company determined that the strategic plan for this business unit, relative to certain product offerings and customer focus, should be changed. This revision in operating strategy resulted in 2003 charges aggregating approximately $15 million principally related to inventories and receivables.

     The Company is implementing changes to its operational and financial structure in Europe which include: reorganizing its European business operations into product groups; the addition of group operating and financial personnel; training and evaluation related to internal controls; and the expansion of both external and internal audit involvement.

  OTHER SPECIALTY PRODUCTS

     Net sales of Other Specialty Products increased 17 percent in 2003 compared with 2002, principally due to acquisitions as well as increased sales of vinyl windows. Net sales of Other Specialty Products increased 49 percent in 2002 compared with 2001, principally due to acquisitions as well as increased sales of vinyl windows. A weaker U.S. dollar in 2003 also had a favorable effect on the translation of local currencies of European operations included in this segment.

     Operating profit margins were 18.2 percent, 19.7 percent and 19.7 percent for the years ended December 31, 2003, 2002 and 2001, respectively. The operating margin decline in this segment is primarily due to increased material and insurance costs as well as lower results of European operations. The improvement in operating profit margins in 2002 was primarily due to lower levels of bad debt expense and asset write-downs in 2002 compared with 2001. The operating profit margins in 2001 were also negatively affected by the lower results of European operations.

GEOGRAPHIC AREA RESULTS DISCUSSION

  NORTH AMERICA

     Net sales from North American operations increased 14 percent in 2003 over 2002, primarily due to acquisitions as well as increased unit sales volume of assembled cabinets, installed sales of non-insulation products, paints and stains, and vinyl windows. Net sales from North American operations increased 14 percent in 2002 over 2001, primarily due to acquisitions as well as increased sales of certain products, including cabinets, paints and stains, vinyl windows and faucets.

     Operating profit margins were 16.4 percent, 17.5 percent and 16.0 percent for the years ended December 31, 2003, 2002 and 2001, respectively. The decline in operating profit margins for 2003 principally reflects increased sales in segments that have somewhat lower operating profit margins, increased energy costs as well as increased advertising and promotion costs. The improvement in operating profit margins for 2002 principally reflects the leveraging of fixed costs over increased sales volume, product mix and the influence of the Company's profit improvement initiatives.

  INTERNATIONAL, PRINCIPALLY EUROPE

     Net sales of the Company's International operations increased 58 percent in 2003 compared with 2002, primarily due to acquisitions as well as a weaker U.S. dollar which had a favorable influence on the translation of International sales in 2003. A weaker U.S. dollar had a positive effect on the translation of European results in 2003 compared with 2002, increasing European net sales in 2003 by approximately 16 percent. Net sales of the Company's International operations increased 19 percent in 2002 compared with 2001 primarily due to acquisitions as well as the favorable impact of foreign exchange rates.

     Operating profit margins were 8.8 percent, 14.4 percent and 11.9 percent for the years ended December 31, 2003, 2002 and 2001, respectively. Operating profit margins for International operations for 2003 were adversely affected by the non-cash, pre-tax charges relating to accounting irregularities discussed previously, as well as lower margins of recently acquired companies. Operating profit margins for International operations for 2002 benefited from profit improvement initiatives. Operating profit margins for 2001 include the effect of plant start-up and system implementation costs.

OTHER MATTERS

  COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is subject to lawsuits and pending or asserted claims with respect to matters generally arising in the ordinary course of business. Note T to the consolidated financial statements discusses the settlements in 2002 of claims pending in the United States against the Company and its subsidiary, Behr Process Corporation, with respect to several exterior wood coating products previously manufactured by Behr.

  Other Commitments

     With respect to the Company's investments in private equity funds, the Company, at December 31, 2003, has, under certain circumstances, commitments to contribute additional capital to such funds of up to $88 million.

     During 2000, approximately 300 of the Company's key employees purchased from the Company 8.4 million shares of Company common stock for cash totaling $156 million under an Executive Stock Purchase Program ("Program"). The stock was purchased at $18.50 per share, the approximate market price of the common stock at the time of purchase. Participants in the Program financed their purchases with five-year full recourse personal loans, at a market interest rate, from a bank syndicate. Each participant is fully responsible at all times for repaying their bank loans when they become due and is personally responsible for 100 percent of any loss in the market value of the purchased stock. The Company has guaranteed repayment of the loans, for which the aggregate amount outstanding was approximately $160 million at December 31,

2003, in the event of a default by a participant. The Company believes that the likelihood of any significant defaults by participants on payment of these loans is remote.

     The Company enters into contracts, which include reasonable and customary indemnifications that are standard for the industries in which it operates. Such indemnifications include claims against builders for issues relating to the Company's products and workmanship. In conjunction with divestitures and other transactions, the Company occasionally provides reasonable and customary indemnifications relating to various items, including: the enforceability of trademarks; legal and environmental issues; provisions for sales returns; and asset valuations. The Company has never had to pay a material amount related to these indemnifications and evaluates the probability that amounts may be incurred and appropriately records an estimated liability when probable.

  Warranty

     Certain of the Company's products and product finishes and services are generally covered by a warranty to be free from defects in material and workmanship for periods ranging from one year to the lifetime, under certain circumstances, of the original purchaser. At the time of sale, the Company accrues a warranty liability for estimated costs to provide products, parts or service to repair or replace products in satisfaction of warranty obligations. The Company's estimate of costs to service its warranty obligations is based on historical experience and expectations of future conditions. To the extent that the Company experiences any changes in warranty claim activity or costs associated with servicing those claims, its warranty liability is adjusted accordingly. See Note T to the consolidated financial statements for the tabular disclosure.

     A significant portion of the Company's business is at the consumer retail level through home centers and major retailers. A consumer may return a product to a retail outlet that is a warranty return. However, certain retail outlets do not distinguish between warranty and other types of returns when they claim a return deduction from the Company. The Company's revenue recognition policy takes into account this type of return when recognizing income, and deductions are recorded at the time of sale.

  Acquisition-Related Commitments

     The Company, as part of recent purchase agreements for certain companies acquired, provides for the payment of additional consideration in either cash or Company common stock, contingent upon whether certain conditions are met, including the operating performance of the acquired business and the price of the Company's common stock. Shares that are contingently issuable under these guarantees are included in the calculation of diluted earnings per common share. See Note T to the consolidated financial statements for additional information.

     As part of other recent acquisition agreements, the Company has additional consideration payable in cash of approximately $40 million contingent on the operating performance of the acquired businesses.

CONTRACTUAL OBLIGATIONS

     The following table provides payment obligations related to current contracts for the year ended December 31, 2003, in millions:

                                                      PAYMENTS DUE BY PERIOD
                                          -----------------------------------------------
                                          LESS THAN    2-3      4-5    MORE THAN
                                           1 YEAR     YEARS    YEARS    5 YEARS    TOTAL
                                          ---------   ------   -----   ---------   ------
Long-term debt..........................    $334      $1,655   $412     $1,781     $4,182
Operating leases........................      90         116     36        110        352
Private equity funds....................      30          30     28         --         88
Acquisition-related commitments.........      27          13     --         --         40
Defined-benefit plans...................      57          --     --         --         57
Purchase commitments(a).................      28           7     --         --         35
                                            ----      ------   ----     ------     ------
  Total.................................    $566      $1,821   $476     $1,891     $4,754
                                            ====      ======   ====     ======     ======

(a) Does not include contracts that do not require volume commitments or open or pending purchase orders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 requires that a company that has a controlling financial interest in a variable interest entity consolidate the assets, liabilities and results of operations of the variable interest entity in the company's consolidated financial statements. The adoption of certain provisions of FIN 46, relating to variable interest entities formed prior to February 2003, has been extended to 2004. The Company believes that FIN 46 will not have a material impact on the Company's consolidated financial statements.

     In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The revisions to SFAS No. 132 require enhanced disclosures regarding pensions and other postretirement benefits. Most of the enhanced disclosure requirements were effective for the year ended December 31, 2003; certain disclosure provisions are effective beginning in 2004.

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company has considered the provisions of Financial Reporting Release No. 48, "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments."

     The Company is exposed to the impact of changes in interest rates and foreign currency exchange rates in the normal course of business and to market price fluctuations related to its marketable equity securities, bond funds and other investments. The Company has limited involvement with derivative financial instruments and uses such instruments only to the extent necessary to manage exposure to fluctuations in interest rates and foreign currency fluctuations. The Company does not use derivatives for trading purposes. See Note G to the consolidated financial statements for additional information regarding the Company's derivative instruments.

     The derivatives used by the Company for the year ended December 31, 2003 consist of interest rate swaps entered into late in 2003, for the purpose of effectively converting a portion of fixed-rate debt to floating-rate debt which is expected to reduce interest expense, given current interest rates. Certain of the Company's European operations also entered into foreign exchange forward contracts for the purpose of managing exposure to currency fluctuations related to the United States dollar and the Great Britain pound.

     At December 31, 2003, the Company performed sensitivity analyses to assess the potential loss in the fair values of market risk sensitive instruments resulting from a hypothetical change of 200 basis points in average interest rates, a 10 percent change in foreign currency exchange rates or a 10 percent decline in the market value of the Company's long-term investments. Based on the analyses performed, such changes would not be expected to materially affect the Company's financial position, results of operations or cash flows.

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                               (DOLLARS IN MILLIONS)
                                                              YEAR ENDED DECEMBER 31,
                                                       --------------------------------------
                                                        2003     2002    2001    2000    1999
                                                       ------   ------   ----   ------   ----
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:
  Income from continuing operations before income
     taxes and cumulative effect of accounting
     change, net.....................................  $1,280   $  966   $278   $  824   $805
  (Deduct) add equity in undistributed (earnings)
     loss of fifty-percent-or-less-owned companies...      --      (10)    (1)     (10)   (19)
  Add interest on indebtedness, net..................     253      228    230      190    119
  Add amortization of debt expense...................      12       13     10        2      1
  Add estimated interest factor for rentals..........      32       24     21       17     14
                                                       ------   ------   ----   ------   ----
  Earnings before income taxes and cumulative effect
     of accounting change, net and fixed charges.....  $1,577   $1,221   $538   $1,023   $920
                                                       ======   ======   ====   ======   ====
FIXED CHARGES:
  Interest on indebtedness...........................  $  253   $  226   $236   $  198   $122
  Amortization of debt expense.......................      12       13     10        2      1
  Estimated interest factor for rentals..............      32       24     21       17     14
                                                       ------   ------   ----   ------   ----
     Total fixed charges.............................  $  297   $  263   $267   $  217   $137
                                                       ------   ------   ----   ------   ----
PREFERRED STOCK DIVIDENDS(a).........................  $   16   $   14   $  7       --     --
                                                       ------   ------   ----   ------   ----
  Combined fixed charges and preferred stock
     dividends.......................................  $  313   $  277   $274   $  217   $137
                                                       ======   ======   ====   ======   ====
RATIO OF EARNINGS TO FIXED CHARGES...................     5.3      4.6    2.0      4.7    6.7
                                                       ======   ======   ====   ======   ====
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS(b)(c)....................     5.0      4.4    2.0      4.7    6.7
                                                       ======   ======   ====   ======   ====

---------------

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2003 pre-tax income for litigation settlement of $72 million and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax charge for litigation settlement, net of $147 million, the 2001 pre-tax non-cash charge of $530 million and the 2000 pre-tax non-cash charge of $145 million, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends would be 5.0, 4.9, 3.9 and 5.4 for 2003, 2002, 2001 and 2000, respectively.

(c) Prior years have not been adjusted to exclude goodwill amortization expense.

                               MASCO CORPORATION

                SCHEDULE II.  VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                           (IN MILLIONS)
             COLUMN A                COLUMN B          COLUMN C           COLUMN D     COLUMN E
             --------               ----------   ---------------------   ----------   ----------
                                                       ADDITIONS
                                                 ---------------------
                                    BALANCE AT   CHARGED TO   CHARGED                 BALANCE AT
                                    BEGINNING    COSTS AND    TO OTHER                  END OF
           DESCRIPTION              OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS     PERIOD
           -----------              ----------   ----------   --------   ----------   ----------
                                                                (A)         (B)
Allowance for doubtful accounts,
  deducted from accounts
  receivable in the balance sheet:
  2003............................     $69          $23         $(2)        $ (6)        $84
                                       ===          ===         ===         ====         ===
  2002............................     $56          $16         $ 4         $ (7)        $69
                                       ===          ===         ===         ====         ===
  2001............................     $36          $33         $ 5         $(18)        $56
                                       ===          ===         ===         ====         ===

(a)  Allowance of companies acquired and companies disposed of, net.

(b) Deductions, representing uncollectible accounts written off, less recoveries of accounts written off in prior years.

SELECTED FINANCIAL DATA

     The following table sets forth summary consolidated financial information for the Company's continuing operations, for the years and dates indicated.

                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                            2003        2002         2001         2000         1999
                                           -------   ----------   ----------   ----------   ----------
Net sales(1).............................  $10,571    $ 8,831       $7,705       $6,506       $5,577
Operating profit(1),(2),(3),(4)..........  $ 1,484    $ 1,267       $1,011       $  888       $  807
Income from continuing
  operations(1),(2),(3),(5),(6),(7)......  $   790    $   547       $  183       $  540       $  502
Per share of common stock:
  Income from continuing
     operations(1),(2),(3),(5),(6),(7)
     Basic...............................  $  1.65    $  1.13       $ 0.40       $ 1.22       $ 1.15
     Diluted.............................  $  1.61    $  1.06       $ 0.39       $ 1.20       $ 1.12
  Dividends declared.....................  $  0.60    $  0.55       $ 0.53       $ 0.50       $ 0.46
  Dividends paid.........................  $  0.58    $  0.54 1/2   $ 0.52 1/2   $ 0.49       $ 0.45
At December 31:
  Total assets...........................  $12,149    $12,050       $9,021       $7,604       $6,517
  Long-term debt.........................  $ 3,848    $ 4,316       $3,628       $3,018       $2,431
  Shareholders' equity...................  $ 5,456    $ 5,294       $3,958       $3,286       $3,019

(1) Amounts have been restated to exclude discontinued operations announced in early 2004.

(2) The year 2003 includes a non-cash goodwill impairment charge of $47 million after-tax ($53 million pre-tax) and income of $45 million after-tax ($72 million pre-tax) related to the litigation settlement.

(3) The year 2002 includes a $92 million after-tax ($147 million pre-tax), net charge for the Behr litigation settlement, including $19 million of pre-tax income recorded for reimbursements from liability insurers.

(4) Operating profit for 1999-2001 includes goodwill amortization expense as follows: 2001 -- $87 million, 2000 -- $60 million and 1999 -- $39 million.

(5) The year 2002 includes a $92 million after-tax ($117 million pre-tax), non-cash goodwill impairment charge recognized as a cumulative effect of a change in accounting principle.

(6) The year 2001 includes a $344 million after-tax ($530 million pre-tax), non-cash charge for the write-down of certain investments, principally securities of Furnishings International Inc.

(7) The year 2000 includes a $94 million after-tax ($145 million pre-tax), non-cash charge for the planned disposition of businesses and the write-down of certain investments.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Masco Corporation:

     In our opinion, the consolidated financial statements listed in the index appearing under Item 9.01 (c) present fairly, in all material respects, the financial position of Masco Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 9.01 (c) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan
February 18, 2004, except for Note B, as to which the date is November 9, 2004